Exhibit 99.1
Item 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
     As further discussed in Note 23 to the consolidated financial statements, Spirit AeroSystems Holdings, Inc.’s (the “Company”) consolidated financial statements have been modified to add Note 23 to the consolidated financial statements. In connection with the anticipated registration with the Securities and Exchange Commission (the “SEC”) of the 7 1/2% Senior Notes due 2017 (the “Exchange Notes”) to be issued by Spirit AeroSystems, Inc., a direct wholly-owned subsidiary of the Company (“Spirit”), in exchange for Spirit’s outstanding 7 1/2% Senior Notes due 2017 (the “Original Notes” and together with the Exchange Notes, the “Notes”), this additional note to the Company’s consolidated financial statements provides condensed consolidating financial information in accordance with Rule 3-10(d) of Regulation S-X promulgated by the SEC as the Notes are fully and unconditionally guaranteed, jointly and severally, by the Company and its wholly-owned domestic subsidiaries. The financial information contained in Note 23 does not reflect events occurring after February 20, 2009, the date of the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (the “Annual Report”) and does not modify or update those disclosures that may have been affected by subsequent events. For a discussion of events and developments subsequent to the filing date of the Annual Report, please refer to the reports and other information the Company has filed with the SEC since that date, including, but not limited to, the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended April 2, 2009, July 2, 2009 and October 1, 2009.

SPIRIT AEROSYSTEMS HOLDINGS, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Consolidated Financial Statements of Spirit AeroSystems Holdings, Inc. for the periods ended December 31, 2008, December 31, 2007, and December 31, 2006
Report of Independent Registered Public Accounting Firm	2
Consolidated Statements of Operations	3
Consolidated Balance Sheets	4
Consolidated Statements of Shareholders’ Equity	5
Consolidated Statements of Cash Flows	6
Notes to Consolidated Financial Statements	7

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of
Spirit AeroSystems Holdings, Inc.
     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, shareholders’ equity and cash flows, present fairly, in all material respects, the financial position of Spirit AeroSystems Holdings, Inc. (the “Company”) at December 31, 2008 and December 31, 2007, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule appearing under Item 15 of the Company’s Annual Report on Form 10-K presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Annual Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our audits (which were integrated audits in 2007 and 2008). We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
     As discussed in Note 12 to the consolidated financial statements, the Company changed the manner in which it accounts for its defined benefit pension and other post-retirement plans in 2006.
     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
St. Louis, Missouri
February 20, 2009 except as to Note 23
which is as of November 24, 2009

Spirit AeroSystems Holdings, Inc.

Consolidated Statements of Operations

	For the Year	For the Year	For the Year
	Ended	Ended	Ended
	December 31, 2008	December 31, 2007	December 31, 2006
	($ in millions, except per share data)

Net revenues	$3,771.8	$3,860.8	$3,207.7
Operating costs and expenses
Cost of sales	3,163.2	3,197.2	2,934.3
Selling, general and administrative	154.5	192.1	225.0
Research and development	48.4	52.3	104.7

Total operating costs and expenses	3,366.1	3,441.6	3,264.0
Operating income (loss)	405.7	419.2	(56.3)
Interest expense and financing fee amortization	(39.2)	(36.8)	(50.1)
Interest income	18.6	29.0	29.0
Other income (loss), net	(1.2)	8.4	5.9

Income (loss) before income taxes	383.9	419.8	(71.5)
Income tax benefit (provision)	(118.5)	(122.9)	88.3

Net income	$265.4	$296.9	$16.8

Earnings per share
Basic	$1.94	$2.21	$0.15
Diluted	$1.91	$2.13	$0.14

See notes to consolidated financial statements

Spirit AeroSystems Holdings, Inc.

Consolidated Balance Sheets

	December 31,	December 31,
	2008	2007
	($ in millions)

Current assets
Cash and cash equivalents	$216.5	$133.4
Accounts receivable, net	149.3	159.9
Current portion of long-term receivable	108.9	109.5
Inventory, net	1,882.0	1,342.6
Prepaids	10.1	14.2
Income tax receivable	3.8	9.6
Deferred tax asset — current	62.1	67.3
Other current assets	0.6	6.3

Total current assets	2,433.3	1,842.8
Property, plant and equipment, net	1,068.3	963.8
Long-term receivable	—	123.0
Pension assets	60.1	318.7
Deferred tax asset — non-current	146.0	30.5
Other assets	52.6	61.1

Total assets	$3,760.3	$3,339.9

Current liabilities
Accounts payable	$316.9	$362.6
Accrued expenses	144.3	163.9
Profit sharing/deferred compensation	17.5	18.7
Current portion of long-term debt	7.1	16.0
Advance payments, short-term	138.9	67.6
Deferred revenue, short-term	110.5	42.3
Income taxes payable	1.8	2.5
Other current liabilities	6.3	1.4

Total current liabilities	743.3	675.0
Long-term debt	580.9	579.0
Advance payments, long-term	923.5	653.4
Pension/OPEB obligation	47.3	43.0
Deferred tax liability — non-current	3.4	23.7
Deferred grant income liability	38.8	—
Deferred revenue and other deferred credits	58.6	49.6
Other liabilities	67.5	49.6
Shareholders’ equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 103,209,446 and 102,693,058 issued and outstanding, respectively	1.0	1.0
Common stock, Class B par value $0.01, 150,000,000 shares authorized, 36,679,760 and 36,826,434 shares issued and outstanding, respectively	0.4	0.4
Additional paid-in capital	939.7	924.6
Accumulated other comprehensive income (loss)	(134.2)	117.7
Retained earnings	490.1	222.9

Total shareholders’ equity	1,297.0	1,266.6

Total liabilities and shareholders’ equity	$3,760.3	$3,339.9

See notes to consolidated financial statements

Spirit AeroSystems Holdings, Inc.

Consolidated Statements of Shareholders’ Equity

				Accumulated	Retained
			Additional	Other	Earnings/
	Common Stock		Paid-in	Comprehensive	Accumulated		Comprehensive
	Shares	Amount	Capital	Income	Deficit	Total	Income/(Loss)
	($ in millions)
Balance — December 29, 2005	122,670,336	$1.2	$410.7	$4.2	$(90.3)	$325.8
Net income					16.8	16.8	$16.8
Pension valuation adjustment, net of tax				40.0		40.0
Post-retirement benefit valuation adjustment, net of tax				2.8		2.8
Unrealized gain on cash flow hedges, net of tax				5.8		5.8	5.8
Employee equity awards	1,381,131		51.1			51.1
UEP stock			125.7			125.7
Excess tax benefits from share-based payment arrangements			15.3			15.3
Non-employee equity awards	—	—	5.6			5.6
Equity issuances — IPO, net of issuance costs	10,416,667	0.1	249.2			249.3
Equity issuances — Management	229,047		1.1			1.1
Unrealized gain on currency translation adjustments				19.7		19.7	19.7

Balance — December 31, 2006	134,697,181	1.3	858.7	72.5	(73.5)	859.0	$42.3

Net income					296.9	296.9	$296.9
UEP stock issued	4,812,344	0.1	(0.6)			(0.5)
Employee equity awards	317,652		34.2			34.2
Stock forfeitures	(369,792)		(1.2)			(1.2)
SERP shares issued	96,354	—				—
Excess tax benefits from share-based payment arrangements			34.0			34.0
Unrealized loss on cash flow hedges, net of tax				(8.6)		(8.6)	(8.6)
Unrealized loss on currency translation adjustments, net of tax				(2.2)		(2.2)	(2.2)
Unrealized gain on pension, SERP, Retiree Medical, net of tax				56.0		56.0	56.0
Stock repurchases	(34,247)		(0.5)		(0.5)	(1.0)

Balance — December 31, 2007	139,519,492	1.4	924.6	117.7	222.9	1,266.6	$342.1

Net income					265.4	265.4	$265.4
Employee equity awards	497,903	—	16.4			16.4
Stock forfeitures	(128,189)	—	(0.7)			(0.7)
SFAS 158 measurement date change, net of tax					1.8	1.8
Excess tax liability from share-based payment arrangements			(0.6)			(0.6)
Unrealized loss on cash flow hedges, net of tax				(18.1)		(18.1)	(18.1)
Unrealized loss on pension, SERP, Retiree Medical, net of tax				(190.8)		(190.8)	(190.8)
Unrealized loss on currency translation adjustments, net of tax				(43.0)		(43.0)	(43.0)

Balance — December 31, 2008	139,889,206	$1.4	$939.7	$(134.2)	$490.1	$1,297.0	$13.5

See notes to consolidated financial statements

Spirit AeroSystems Holdings, Inc.

Consolidated Statements of Cash Flows

	For the Year	For the Year	For the Year
	Ended	Ended	Ended
	December 31,	December 31,	December 31,
	2008	2007	2006
	($ in millions)

Operating activities
Net income	$265.4	$296.9	$16.8
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation expense	122.4	97.4	52.8
Amortization expense	9.4	7.6	12.0
Accretion of long-term receivable	(16.2)	(21.1)	(22.0)
Employee stock compensation expense	15.7	33.0	182.3
Excess tax benefit from share-based payment arrangements	—	(34.0)	(15.3)
Loss from ineffectiveness of hedge contracts	0.4	—	—
(Gain) loss from foreign currency transactions	6.8	(2.1)	—
Loss on disposition of assets	0.3	1.0	0.9
Deferred taxes	(2.8)	9.1	(109.8)
Pension and other post-retirement benefits, net	(28.0)	(20.6)	(24.5)
Changes in assets and liabilities
Accounts receivable	15.3	20.5	(41.9)
Inventory, net	(570.0)	(458.9)	(318.6)
Other current assets	4.0	6.6	(10.5)
Accounts payable and accrued liabilities	(37.6)	24.9	149.4
Profit sharing/deferred compensation	(1.0)	(9.8)	5.5
Advance payments	341.4	123.4	400.0
Income taxes payable	7.0	45.9	(7.9)
Deferred revenue and other deferred credits	93.7	70.4	—
Other	(15.5)	(10.1)	4.4

Net cash provided by operating activities	210.7	180.1	273.6

Investing activities
Purchase of property, plant and equipment	(235.8)	(288.2)	(343.2)
Proceeds from sale of assets	1.9	0.3	0.3
Acquisition of business, net of cash acquired	—	—	(145.4)
Long-term receivable	116.1	45.5	—
Financial derivatives	1.5	3.3	4.7
Investment in joint venture	(3.6)	—	—
Other	0.1	—	10.0

Net cash (used in) investing activities	(119.8)	(239.1)	(473.6)

Financing activities
Proceeds from revolving credit facility	175.0	—	85.0
Payments on revolving credit facility	(175.0)	—	(85.0)
Proceeds from issuance of debt	10.3	—	—
Proceeds from governmental grants	15.9	—	—
Principal payments of debt	(15.9)	(24.7)	(124.0)
Excess tax benefit from share-based payment arrangements	—	34.0	15.3
Debt issuance costs	(6.8)	—	(0.8)
Proceeds from equity issuance	—	—	249.3
Executive stock investments/(repurchase)	—	(1.0)	1.1

Net cash provided by financing activities	3.5	8.3	140.9

Effect of exchange rate changes on cash and cash equivalents	(11.3)	(0.2)	2.1

Net (decrease)/increase in cash and cash equivalents for the period	83.1	(50.9)	(57.0)
Cash and cash equivalents, beginning of the period	133.4	184.3	241.3

Cash and cash equivalents, end of the period	$216.5	$133.4	$184.3

Supplemental information
Interest paid	$35.5	$29.0	$55.1
Income taxes paid	$115.4	$66.7	$29.3
Non-cash financing and investing activities
Change in value of financial instruments	$(24.9)	$(10.9)	$9.0
Property acquired through capital leases	$—	$1.6	$11.5
Property acquired through governmental grants	$37.0	$—	$—

See notes to consolidated financial statements

Spirit AeroSystems Holdings, Inc.

Notes to the Consolidated Financial Statements
($ in millions other than per share amounts)

1.	Nature of Business

Spirit AeroSystems Holdings, Inc. (“Holdings” or the “Company”) was incorporated in the state of Delaware on February 7, 2005, and commenced operations on June 17, 2005 through the acquisition of The Boeing Company’s (“Boeing”) operations in Wichita, Kansas, Tulsa, Oklahoma and McAlester, Oklahoma (the “Boeing Acquisition”). Holdings provides manufacturing and design expertise in a wide range of products and services for aircraft original equipment manufacturers and operators through its subsidiary, Spirit AeroSystems, Inc. (“Spirit”). Onex Corporation (“Onex”) of Toronto, Canada maintains majority voting power of Holdings. In April 2006, Holdings acquired the aerostructures division of BAE Systems (Operations) Limited (“BAE Aerostructures”), which builds structural components for Airbus, Boeing and Hawker Beechcraft Corporation (formerly Raytheon Aircraft Company). Prior to this acquisition, Holdings sold essentially all of its production to Boeing. Since Spirit’s incorporation, the Company has expanded its customer base to include Sikorsky, Rolls-Royce, Gulfstream, Cessna, Mitsubishi Aircraft Corporation, Southwest Airlines, and Continental Airlines. The Company has its headquarters in Wichita, Kansas, with manufacturing facilities in Tulsa and McAlester, Oklahoma; Prestwick, Scotland; and in Wichita. Spirit expects to open a new manufacturing facility in Subang, Malaysia in early 2009 for the production of composite panels for wing components and another manufacturing facility in Kinston, North Carolina in 2010 that will produce components for the Airbus A350 XWB aircraft.

Spirit is the majority participant in KIESC, a tenancy-in-common with other Wichita companies established to purchase natural gas.

In November 2007, Spirit entered into a joint venture with Progresstech LTD of Moscow, Russia called Spirit-Progresstech LLC. Spirit and Progresstech LTD each have a 50% ownership interest in the company, which provides aerospace engineering support services. The $1.7 investment in Spirit-Progresstech LLC to date is accounted for under the equity method of accounting.

In April 2008, Spirit entered into a joint venture with Hong Kong Aircraft Engineering Company Limited (HAECO), and its subsidiary, Taikoo Aircraft Engineering Company Limited (TAECO), Cathay Pacific Airways Limited, and Cal-Asia to develop and implement a state-of-the-art composite and metal bond component repair station in the Asia-Pacific region. The service center is called Taikoo Spirit AeroSystems Composite Co. Ltd., and Spirit owns 25.5% of the company. The $2.2 investment in Taikoo Spirit AeroSystems Composite Co. Ltd. is accounted for under the equity method of accounting.

The accompanying consolidated financial statements include the Company’s financial statements and the financial statements of its majority owned subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States of America and the instructions to Form 10-K and Article 10 of Regulation S-X. All intercompany balances and transactions have been eliminated in consolidation. Certain reclassifications have been made to the prior year financial statements and notes to conform to the 2008 presentation.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include the Company’s financial statements and the financial statements of its majority-owned subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States of America. Investments in business entities in which the Company does not have control, but has the ability to exercise significant influence over operating and financial policies (generally 20% to 50% ownership), are accounted for by the equity method. KIESC is fully consolidated as Spirit owns 77.8% of the entity’s equity. All intercompany balances and transactions have been eliminated in consolidation. Spirit’s U.K. subsidiary uses local currency, the British pound, as its functional currency. All other foreign subsidiaries use local currency as their functional currency with the exception of our Malaysian subsidiary, which uses the British pound.

Spirit AeroSystems Holdings, Inc.

Notes to the Consolidated Financial Statements — (Continued)
($ in millions other than per share amounts)

As part of the monthly consolidation process, the functional currency is translated to U.S. dollars using the end-of-month translation rate for balance sheet accounts and average period currency translation rates for revenue and income accounts as defined by SFAS No. 52, Foreign Currency Translation (as amended).

Acquisition of BAE Aerostructures

On April 1, 2006, the Company completed its purchase of BAE Aerostructures’ operations in Prestwick, Scotland and Samlesbury, England for a cash purchase price of approximately $145.7 and the assumption of certain normal course liabilities (including accounts payable of approximately $67.0), financed with available cash balances. The purpose of the acquisition was to diversify the Company’s revenue base and accelerate growth. The production facilities build structural components for Airbus models A320, A330, A340 and the A380, as well as Boeing models B767 and B777 and the Hawker (Beechcraft) 800 Series. The acquisition of the European unit gave the Company an additional 814 employees at the date of acquisition, all of which are located in the United Kingdom. The European unit is known as Spirit AeroSystems (Europe) Limited (Spirit Europe).

The Company accounted for the acquisition as a purchase in accordance with the provisions of SFAS No. 141, Business Combinations, and recorded the assets acquired and liabilities assumed based upon the fair value of the consideration paid, which is summarized in the following table:

Cash payment to BAE Systems	$139.1
Direct costs of the acquisition	3.6
Working capital settlement	3.0

Total consideration	$145.7

The acquisition of BAE Aerostructures was negotiated in an arms-length transaction. Factors that may have influenced the determination of the purchase price include the expected duration of production of the A320 and risks associated with the ramp-up in production of the A380.

The fair value of the various assets acquired and liabilities assumed was determined by management based on valuations performed by an independent third party. The total consideration exceeded the fair value of the net assets acquired by approximately $7.9, resulting in goodwill. The purchase price was allocated as follows:

Book Value
April 1, 2006

Cash	$0.3
Accounts receivable	64.3
Inventory	44.2
Property, plant and equipment	88.0
Intangible assets	30.1
Goodwill	7.9
Currency hedge assets	11.1
Accounts payable and accrued liabilities	(67.0)
Pension liabilities	(19.1)
Other liabilities	(12.4)
Currency hedge liabilities	(1.7)

Net assets acquired	$145.7

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and

Spirit AeroSystems Holdings, Inc.

Notes to the Consolidated Financial Statements — (Continued)
($ in millions other than per share amounts)

disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

The results of operations during fiscal 2008 include an unfavorable impact of cumulative catch-up adjustments relating to 2005, 2006, and 2007 revenues of $22.6 resulting from revised contract accounting estimates primarily as a result of lower forecasted pension income, higher operating costs, and the unfavorable foreign exchange rate movements for Wing Systems segment products.

The results of operations during fiscal 2007 include the favorable impact of cumulative catch-up adjustments relating to 2005 and 2006 revenues of $12.5 resulting from revised contract accounting estimates primarily as a result of cost reduction initiatives, lower fringe benefits, and depreciation and amortization costs.

The results of operations during fiscal 2006 include the favorable impact of cumulative catch-up adjustments related to 2005 revenues of $59.0 resulting from revised contract accounting estimates, primarily as a result of cost reduction initiatives, lower fringe benefits, and depreciation and amortization costs. In the first quarter of 2006, the Company implemented new fringe benefit cost estimates to reflect the impact of increased employment levels to support rising production rates and its benefit cost experience to that point in time. In the second quarter of 2006, the Company raised its estimate of pension income and lowered its estimates of depreciation and amortization costs to reflect the final pension asset transfer received from Boeing in May 2006.

Revenue Recognition

A significant portion of the Company’s revenues are recognized under long-term, volume-based pricing contracts, requiring delivery of products over several years. The Company recognizes revenue under the contract method of accounting and records sales and profits on each contract in accordance with the percentage-of-completion method of accounting, primarily using the units of delivery method. Revenues from non-recurring design work are recognized based on substantive milestones or use of the cost to cost method, depending on facts and circumstances, that are indicative of our progress toward completion. We follow the requirements of Statement of Position 81-1 (SOP 81-1), Accounting for Performance of Construction-Type and Certain Production-Type Contracts (the contract method of accounting), using the cumulative catch-up method in accounting for revisions in estimates. Under the cumulative catch-up method, the impact of revisions in estimates is recognized immediately when changes in estimated contract profitability become known.

A profit rate is estimated based on the difference between total revenues and total costs of a contract. Total revenues at any given time include actual historical revenues up to that time plus future estimated revenues. Total costs at any given time include actual historical costs up to that time plus future estimated costs. Estimated revenues include negotiated or expected values for units delivered, estimates of probable recoveries asserted against the customer for changes in specifications, price adjustments for contract and volume changes, and escalation. Costs include the estimated cost of certain pre-production effort (including non-recurring engineering and planning subsequent to completion of final design) plus the estimated cost of manufacturing a specified number of production units. Estimates take into account assumptions relative to future labor performance and rates, and projections relative to material and overhead costs including expected “learning curve” cost reductions over the term of the contract. The specified number of production units used to establish the profit margin (“contract block”) is predicated upon contractual terms and market forecasts. The assumed timeframe/period covered by the contract block is generally equal to the period specified in the contract or the future timeframe for which we can project reasonably dependable cost estimates. Estimated revenues and costs also take into account the expected impact of specific contingencies that we believe are probable.

Estimates of revenues and costs for our contracts span a period of multiple years and are based on a substantial number of underlying assumptions. We believe that the underlying assumptions are sufficiently reliable to provide a reasonable estimate of the profit to be generated. However, due to the significant length of time over which revenue streams will be generated, the variability of the revenue and cost streams can be significant if the assumptions change.

Spirit AeroSystems Holdings, Inc.

Notes to the Consolidated Financial Statements — (Continued)
($ in millions other than per share amounts)

For revenues not recognized under the contract method of accounting, the Company recognizes revenues from the sale of products at the point of passage of title, which is generally at the time of shipment. Shipping and handling costs are included in cost of sales. Revenues earned from providing maintenance services including any contracted research and development are recognized when the service is complete or other contractual milestones are attained.

Since Boeing retained title to tooling assets and provides such tooling to the Company at no cost, the Company treats the amortization of Boeing-owned tooling as a reduction to revenues as required by Emerging Issues Task Force (“EITF”) 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products). Purchase accounting adjustments in 2006 related to the pension asset resulted in lower assigned value to the Boeing owned tooling which in turn reduced the amortization year-over-year. The Company recognized $13.7, $13.5, and $8.5, as a reduction to net revenues for the periods ended December 31, 2008, December 31, 2007, and December 31, 2006, respectively. The Company expects to recognize the following amounts as reductions to net revenues each of the next two years after which the Boeing owned tooling becomes fully amortized.

2009	$8.7
2010	1.9

Research and Development

Research and development includes costs incurred for experimentation, design and testing and are expensed as incurred as required under the provisions of SFAS No. 2, Accounting for Research and Development Costs.

Government Grants

As part of our site construction projects in Kinston, North Carolina and Subang, Malaysia, we have the potential benefit of grants related to government funding of a portion of these buildings and other specific capital assets. Due to the terms of the lease agreements, we are deemed to own the construction projects. During the construction phase of the facilities, as amounts eligible under the terms of the grants are expended, we will record that spending as Property, Plant and Equipment (construction-in-progress) and Deferred Grant Income Liability (less the present value of any future minimum lease payments). Upon completion of the facilities, the Deferred Grant Income will be amortized as a component of production cost. This amortization is based on specific terms associated with the different grants. In North Carolina, the Deferred Grant Income related to the capital investment criteria, which represents half of the grant, will be amortized over the lives of the assets purchased to satisfy the capital investment performance criteria. The other half of the Deferred Grant Income will be amortized over a ten year period in a manner consistent with the job performance criteria. In Malaysia, the Deferred Grant Income will be amortized based on the lives of the eligible assets constructed with the grant funds as there are no performance criteria. As of December 31, 2008, we recorded $38.8 within Property, Plant and Equipment and Other Long-Term Liabilities (Deferred Grant Income) related to the use of grant funds in Malaysia and North Carolina. Of this amount, $37.0 in capital represents transactions where funds have been paid directly to contractors by an agency of the Malaysian Government in the case of Malaysia, and by the escrow agent in North Carolina, so they are not reflected on the Statement of Cash Flows.

Joint Venture

The investment resulting in a 50% ownership interest in Spirit-Progresstech LLC totaled $1.7 at December 31, 2008 and is accounted for under the equity method of accounting.

The investment resulting in a 25.5% ownership interest in Taikoo Spirit AeroSystems Composite Co. Ltd. totaled $2.2 at December 31, 2008 and is accounted for under the equity method of accounting.

Cash and Cash Equivalents

Cash and cash equivalents represent all highly liquid investments with original maturities of three months or less.

Spirit AeroSystems Holdings, Inc.

Notes to the Consolidated Financial Statements — (Continued)
($ in millions other than per share amounts)

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. Amounts may also be accrued as a result of the volume-based pricing program in place with Boeing. The Company determines an allowance for doubtful accounts based on a review of outstanding receivables. Account balances are charged off against the allowance after the potential for recovery is considered remote. The Company’s allowance for doubtful accounts was approximately $0.1 and $1.3 at December 31, 2008 and December 31, 2007, respectively.

Inventory

Raw materials are stated at lower of cost (principally on an actual or average cost basis) or market. Inventoried costs attributed to units delivered under long-term contracts are based on the estimated average cost of all units expected to be produced and are determined under the learning curve concept which anticipates a predictable decrease in unit costs as tasks and production techniques become more efficient through repetition. This usually results in an increase in inventory (referred to as “excess-over-average” or “deferred production costs”) during the early years of a contract. These costs are deferred only to the extent the amount of actual or expected excess-over-average is reasonably expected to be fully offset by lower-than-average costs in future periods of a contract. If in-process inventory plus estimated costs to complete a specific contract exceed the anticipated remaining sales value of such contract, such excess is charged to cost of sales in the period the loss becomes known, thus reducing inventory to estimated realizable value. Costs in inventory include amounts relating to contracts with long production cycles, some of which are not expected to be realized within one year.

The Company reviews its general stock materials and spare parts inventory each quarter to identify impaired inventory, including excess or obsolete inventory, based on historical sales trends and expected production usage. Impaired inventories are written off in the period identified.

Finished goods inventory is stated at its estimated average per unit cost based on all units expected to be produced.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is applied using a straight-line method over the useful lives of the respective assets as described in the following table:

Estimated Useful Life

Land improvements	20 years
Buildings	40 years
Machinery and equipment	3-11 years
Tooling — Airplane program — B787, Rolls Royce	5-20 years
Tooling — Airplane program — all others	2-10 years
Capitalized software	3-7 years

The Company capitalizes certain costs, such as software coding, installation and testing, that are incurred to purchase or to create and implement internal use computer software in accordance with Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Depreciation expense related to capitalized software was $21.2, $17.7, and $11.3 for the periods ended December 31, 2008, December 31, 2007 and December 31, 2006, respectively.

Intangible Assets and Goodwill

Intangible assets are recorded at estimated fair value and are comprised of patents, favorable leasehold interests, and customer relationships that are amortized on a straight-line basis over their estimated useful lives,

Spirit AeroSystems Holdings, Inc.

Notes to the Consolidated Financial Statements — (Continued)
($ in millions other than per share amounts)

ranging from 6 to 16 years for patents, 14 to 24 years for favorable leasehold interests, and 8 years for customer relationships.

Goodwill resulting from the acquisition of BAE Aerostructures is not amortized.

Impairment or Disposal of Long-Lived Assets and Goodwill

The Company reviews capital and amortizing intangible assets (long-lived assets) for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Under the standard, assets must be classified as either held-for-use or available-for-sale. An impairment loss is recognized when the carrying amount of an asset that is held-for-use exceeds the projected undiscounted future net cash flows expected from its use and disposal, and is measured as the amount by which the carrying amount of the asset exceeds its fair value, which is measured by discounted cash flows when quoted market prices are not available. For assets available-for-sale, an impairment loss is recognized when the carrying amount exceeds the fair value less cost to sell. The Company performs an annual impairment test for goodwill in the fourth quarter of each year, in accordance with SFAS No. 142, Goodwill and Other Intangible Assets.

Deferred Financing Costs

Costs relating to long-term debt are deferred and included in other assets. These costs are amortized over the term of the related debt or debt facilities, and are included as a component of interest expense.

Derivative Instruments and Hedging Activity

The Company uses derivative financial instruments to manage the economic impact of fluctuations in currency exchange rates and interest rates. To account for our derivative financial instruments, we follow the provisions of SFAS 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS 137 and SFAS 138 (“SFAS No. 133”). Derivative financial instruments are recognized on the Consolidated Balance Sheets as either assets or liabilities and are measured at fair value. Changes in fair value of derivatives are recorded each period in earnings or accumulated other comprehensive income, depending on whether a derivative is effective as part of a hedge transaction, and if it is, the type of hedge transaction. Gains and losses on derivative instruments reported in accumulated other comprehensive income are subsequently included in earnings in the periods in which earnings are affected by the hedged item or when the hedge is no longer effective. The Company presents the cash flows associated with our derivatives as a component of the investing section of the Statement of Cash Flows. Our use of derivatives has generally been limited to interest rate swaps, but in fiscal 2006 the Company also began using derivative instruments to manage our risk associated with U.S. dollar denominated contracts negotiated by Spirit Europe.

Fair Value of Financial Instruments

Effective January 1, 2008, the Company adopted SFAS No. 157, Fair Value Measurements (“SFAS No. 157”), except as it applies to the nonfinancial assets and nonfinancial liabilities subject to FSP No. 157-2. SFAS No. 157 clarifies the definition of fair value, prescribes methods for measuring fair value, establishes a fair value hierarchy based on the inputs used to measure fair value, and expands disclosures about fair value measurements. See Note 10, Fair Value Measurements. The three-tier fair value hierarchy, which prioritizes the inputs used in the valuation methodologies, is:

Level 1 — Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2 — Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Spirit AeroSystems Holdings, Inc.

Notes to the Consolidated Financial Statements — (Continued)
($ in millions other than per share amounts)

Level 3 — Valuations based on unobservable inputs reflecting our own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

The carrying amounts of certain of our financial instruments including cash and cash equivalents, accounts receivable and accounts payable, approximate fair value because of their short maturities.

The Company’s long-term debt consists of obligations with variable interest rates. The estimated fair value of our long-term debt obligations is based on the quoted market prices for such debt obligations. The estimated fair value of long-term debt at December 31, 2008 with a carrying value of $586.8 is $487.0. The estimated fair value of long-term debt at December 31, 2007 with a carrying value of $583.8 was $575.8.

Income Taxes

We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes (“SFAS No. 109”). The income tax provision is calculated for all jurisdictions in which we operate. This process involves estimating actual current taxes due plus assessing temporary differences arising from differing treatment for tax and accounting purposes that are recorded as deferred tax assets and liabilities. Deferred tax assets are periodically evaluated to determine their recoverability and a valuation allowance is established with a corresponding additional income tax provision recorded in our Consolidated Statements of Income if their recovery is not considered likely. The provision for income taxes could also be materially impacted if actual taxes due differ from our earlier estimates. The effect of changes in tax rates is recognized during the period in which the rate change is enacted.

We file income tax returns in all jurisdictions in which we operate. We establish reserves to provide for additional income taxes that may be due in future years related to previously filed tax returns are audited in accordance with FIN 48. We recognize the financial statement impact for tax positions only after determining that based on its technical merits the relevant tax authority would more likely than not sustain the position on audit. For tax positions meeting the “more likely than not threshold” the amount recognized in the financial statements is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. These reserves and applicable interest have been established based upon management’s assessment of the potential exposure attributable to permanent and temporary differences. All tax reserves are analyzed periodically and adjustments are made as events occur that warrant modification. We use the flow-through accounting method for investment tax credits. Under this method, investment tax credits reduce income tax expense.

Stock-Based Compensation and Other Share-Based Payments

The Company’s employees are participants in various stock compensation plans. The Company accounts for stock option plans, restricted share plans and other stock-based payments in accordance with SFAS No. 123(R), Share-Based Payment. The expense attributable to the Company’s employees is recognized over the period the amounts are earned and vested, as described in Note 14.

Warranty

Provisions for estimated expenses related to product warranties and certain extraordinary rework are made at the time products are sold. These estimates are established using historical information on the nature, frequency and average cost of warranty claims. The Company’s provision for warranty and extraordinary rework expenses at December 31, 2008 and December 31, 2007 was $6.5 and $9.9, respectively.

Spirit AeroSystems Holdings, Inc.

Notes to the Consolidated Financial Statements — (Continued)
($ in millions other than per share amounts)

The following is a roll-forward for the warranty and extraordinary rework provision as of December 31, 2008 and December 31, 2007:

	2008	2007

Balance, January 1	$9.9	$9.6
Charges to costs and expenses	0.4	0.9
Write-offs, net of recoveries	(2.9)	(0.7)
Exchange rate	(0.9)	0.1

Balance, December 31	$6.5	$9.9

Pensions and Other Post-Retirement Benefits

We account for pensions and other post-retirement benefits in accordance with SFAS No. 87, Employers’ Accounting for Pensions and SFAS No. 106, Employers’ Accounting for Post-retirement Benefits Other Than Pensions, both as modified by SFAS 132(R), Employers’ Disclosures about Pensions and Other Post-retirement Benefits (As Amended) and SFAS 158 (SFAS 158), Employers’ Accounting for Defined Benefit Pension and Other Post-retirement Plans. The Financial Accounting Standards Board issued and we adopted SFAS 158 during 2006, which requires companies to reflect the funded status for each of their defined benefit and post-retirement plans on the balance sheet. In 2007 and 2006 we used November 30 as our measurement date. Beginning in 2008, we are required to and have used December 31 as our measurement date.

Assumptions used in determining the benefit obligations and the annual expense for our pension and post-retirement benefits other than pensions are evaluated and established in conjunction with an independent actuary.

We set the discount rate assumption annually for each of our retirement-related benefit plans as of the measurement date, based on a review of projected cash flows and long-term high-quality corporate bond yield curves. The discount rate determined on each measurement date is used to calculate the benefit obligation as of that date, and is also used to calculate the net periodic benefit expense/(income) for the upcoming plan year.

We derive assumed expected rate of return on pension assets from the long-term expected returns based on the investment allocation by class specified in our investment policy. The expected return on plan assets determined on each measurement date is used to calculate the net periodic benefit expense/(income) for the upcoming plan year.

Assumed health care cost trend rates have a significant effect on the amounts reported for the post-retirement health care plans. To determine the health care cost trend rates, we consider national health trends and adjust for our specific plan designs and locations.

Fiscal Year End

The Company’s fiscal years ended on December 31, 2006, December 31, 2007, and December 31, 2008. Both Holdings’ and Spirit’s fiscal quarters end on the Thursday closest to the calendar quarter end.

New Accounting Standards

In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115, which allows for the option to measure financial instruments, warranties, and insurance contracts at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. It became effective for fiscal years beginning after November 15, 2007. Early adoption was permitted as of the beginning of a fiscal year that began on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS 157. On January 1, 2008, we did not elect to measure any financial assets or liabilities at fair value.

In December 2007, the FASB issued SFAS 141(R), Business Combinations (SFAS 141(R)), which replaces SFAS 141. SFAS 141(R) requires an acquirer to recognize the assets acquired, the liabilities assumed, any

Spirit AeroSystems Holdings, Inc.

Notes to the Consolidated Financial Statements — (Continued)
($ in millions other than per share amounts)

noncontrolling interest in the acquiree, and any goodwill acquired to be measured at their fair value on the acquisition date. The Statement also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. This statement is to be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period that begins on or after December 15, 2008, and is effective for the Company at the beginning of fiscal 2009. Early adoption is prohibited.

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51 (SFAS 160), which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 is effective for fiscal years beginning after December 15, 2008. We do not expect the adoption of SFAS 160 to have a material impact on our financial position or results of operations.

In February 2008, the FASB issued Staff Position FSP No. 157-2, Partial Deferral of the Effective Date of Statement 157 (FSP No. 157-2), which delayed the adoption date until January 1, 2009 for non-financial assets and liabilities that are measured at fair value on a non-recurring basis, such as goodwill and identifiable intangible assets. In October 2008, the FASB issued Staff Position FSP No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active to provide guidance for determining the fair value of material financial assets in an inactive market. We considered FSP No. 157-3 in the determination of the fair value of our financial assets and liabilities. We do not expect the adoption of SFAS 157 for non-financial assets and liabilities to have a material impact on our financial position or results of operations.

In March 2008, the FASB issued SFAS 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133 (SFAS 161), which requires disclosures of how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for fiscal years beginning after November 15, 2008, with early adoption permitted. We do not expect the adoption of SFAS 161 to have a material impact on our financial position or results of operations.

In May 2008, the FASB issued SFAS 162, The Hierarchy of Generally Accepted Accounting Principles (SFAS 162), which identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of non-governmental entities that are presented in conformity with GAAP in the United States (the GAAP hierarchy). This Statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board (“PCAOB”) amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. The adoption of SFAS 162 did not have a material impact on our financial position or results of operations.

In November 2008, the FASB ratified EITF Issue No. 08-06 (“EITF 08-06”), “Equity Method Investment Accounting Considerations”. EITF 08-06 addresses the accounting for equity method investments as a result of the accounting changes prescribed by SFAS No 141(R) and SFAS No. 160. EITF 08-06 clarifies the accounting for certain transactions and impairment considerations involving equity method investments. EITF 08-06 is effective for fiscal years beginning after December 15, 2008, with early adoption prohibited. We do not believe that the adoption of EITF 08-06 will have a material impact on our consolidated financial statements.

In December 2008, the FASB issued FASB Staff Position (FSP) FAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets. This FSP amends SFAS No. 132, Employers’ Disclosures about Pensions and Other Postretirement Benefits, to provide guidance on employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. In addition, this FSP also includes a technical amendment to Statement 132(R) that requires a nonpublic entity to disclose net periodic benefit cost for each annual period for which a statement of

Spirit AeroSystems Holdings, Inc.

Notes to the Consolidated Financial Statements — (Continued)
($ in millions other than per share amounts)

income is prepared. The disclosures about plan assets required by this FSP are required in the fiscal year ending December 15, 2009. We do not expect the adoption of FSP FAS 132(R)-1 to have a material impact on our financial position or results of operations.

3.	Accounts Receivable

Accounts receivable, net consists of the following:

	December 31,	December 31,
	2008	2007

Trade receivables	$101.2	$154.9
Volume-based pricing accrual	29.7	—
Employee receivables	1.9	—
Other	16.6	6.3

Total	149.4	161.2
Less: allowance for doubtful accounts	(0.1)	(1.3)

Accounts receivable, net	$149.3	$159.9

4.	Inventory

Inventories are summarized as follows:

	December 31,	December 31,
	2008	2007

Raw materials	$176.3	$169.9
Work-in-process	1,260.3	866.2
Finished goods	27.5	27.0

Product inventory	1,464.1	1,063.1
Capitalized pre-production	417.9	279.5

Total inventory, net	$1,882.0	$1,342.6

Inventories are summarized by platform as follows:

	December 31,	December 31,
	2008	2007

B737	$309.6	$340.9
B747(1)	154.2	90.7
B767	16.6	15.7
B777	166.4	152.0
B787(2)	768.3	527.3
Airbus — All platforms	70.7	86.4
Gulfstream(3)	224.7	44.9
Rolls-Royce	43.7	10.8
Cessna	20.0	—
Aftermarket	25.7	18.6
Other in-process inventory related to long-term contracts and other programs(4)	82.1	55.3

Total inventory	$1,882.0	$1,342.6

Spirit AeroSystems Holdings, Inc.

Notes to the Consolidated Financial Statements — (Continued)
($ in millions other than per share amounts)

(1)	B747 inventory includes $63.6 and $19.7 in non-recurring production costs at December 31, 2008 and December 31, 2007, respectively related to the B747-8 program.

(2)	B787 inventory includes $235.4 and $238.0 in capitalized pre-production costs at December 31, 2008 and December 31, 2007, respectively.

(3)	Gulfstream inventory includes $182.5 and $39.5 in capitalized pre-production costs at December 31, 2008 and December 31, 2007, respectively.

(4)	Includes non-program specific inventoriable cost accruals and miscellaneous other work-in-process.

Capitalized pre-production costs include certain costs, including applicable overhead, incurred before a product is manufactured on a recurring basis. These costs are typically recovered over a certain number of ship set deliveries and the Company believes these amounts will be fully recovered.

At December 31, 2008, work-in-process inventory included $162.0 of deferred production costs, of which is comprised of $169.4 is related to B787, $30.6 on certain contracts for the excess of production costs over the estimated average cost per ship set and ($38.0) of credit balances for favorable variances on other contracts between actual costs incurred and the estimated average cost per ship set for units delivered under the current production blocks. These balances were $57.1 and ($50.4), respectively, at December 31, 2007. Recovery of excess over average deferred production costs is dependent on the number of ship sets ultimately sold and the ultimate selling prices and lower production costs associated with future production under these contract blocks. The Company believes these amounts will be fully recovered.

Sales significantly under estimates or costs significantly over estimates could result in the realization of losses on these contracts in future periods.

5.  Property, Plant and Equipment

Property, plant and equipment, net consists of the following:

	December 31,	December 31,
	2008	2007

Land	$15.5	$19.2
Buildings (including improvements)	206.5	178.2
Machinery and equipment	512.8	396.7
Tooling	428.9	384.7
Construction in progress	204.3	164.4

Total	1,368.0	1,143.2
Less: accumulated depreciation	(299.7)	(179.4)

Property, plant and equipment, net	$1,068.3	$963.8

Interest costs associated with construction-in-progress are capitalized until the assets are completed and ready for use. Capitalized interest was $5.4 and $7.5 for the twelve months ended December 31, 2008 and December 31, 2007, respectively. Repair and maintenance costs are expensed as incurred. The Company recognized $85.0, $106.6, and $109.0 of repair and maintenance expense for the twelve months ended December 31, 2008, December 31, 2007, and December 31, 2006, respectively.

6.	Long-Term Receivable

In connection with the acquisition of Spirit, Boeing is required to make future non-interest bearing payments to Spirit attributable to the acquisition of title of various tooling and other capital assets to be determined by Spirit. Spirit will retain usage rights and custody of the assets for their remaining useful lives without compensation to

Spirit AeroSystems Holdings, Inc.

Notes to the Consolidated Financial Statements — (Continued)
($ in millions other than per share amounts)

Boeing. Since Spirit retains the risks and rewards of ownership to such assets, Spirit recorded such amounts as consideration to be returned from Boeing. The discounted receivable is accreted as interest income until payments occur and are recorded as a component of other assets. The accretion of interest income was $16.2 in fiscal 2008, $21.1 in fiscal 2007 and $22.0 in fiscal 2006.

The following is a schedule of future payments from our long-term and short-term receivables:

2009	$115.4

A discount rate of 9.75% was used to record these payments at their estimated present value of $108.9 and $208.8 at December 31, 2008 and December 31, 2007, respectively. At December 31, 2008, the remaining balance of this receivable was $108.9, of which all is current.

7.	Other Assets

Other assets are summarized as follows:

	December 31,	December 31,
	2008	2007

Intangible assets
Patents	$2.0	$2.0
Favorable leasehold interests	9.7	9.7
Customer relationships	25.3	34.3

Total intangible assets	37.0	46.0
Less: Accumulated amortization-patents	(0.6)	(0.4)
Accumulated amortization-favorable leasehold interest	(2.5)	(1.9)
Accumulated amortization-customer relationships	(8.7)	(7.5)

Intangible assets, net	25.2	36.2
Deferred financing costs, net	14.3	12.2
Fair value of derivative instruments	3.8	5.5
Goodwill — Europe	2.7	3.7
Equity in net assets of affiliates	3.9	—
Other	2.7	3.5

Total	$52.6	$61.1

Deferred financing costs are recorded net of $14.7 and $10.1 of accumulated amortization at December 31, 2008 and December 31, 2007, respectively. Included in deferred financing fees was an additional $6.8 of financing costs associated with the March 18, 2008 amendment to the Second Amended and Restated Credit Facility (see Note 11 below).

The Company recognized $4.7, $5.1, and $3.4 of amortization expense of intangibles for the twelve months ended December 31, 2008, December 31, 2007, and December 31, 2006, respectively.

Estimated amortization expense associated with the Company’s amortizable intangible assets for each of the next five years is as follows:

2009	$4.7
2010	$4.7
2011	$4.7
2012	$4.7
2013	$4.7

Spirit AeroSystems Holdings, Inc.

Notes to the Consolidated Financial Statements — (Continued)
($ in millions other than per share amounts)

8.	Advance Payments and Deferred Revenue/Credits

Advance payments.  Advance payments are those payments made to Spirit by third parties made in contemplation of the future performance of services, receipt of goods, incurrence of expenditures, or for other assets to be provided by Spirit on a contract and is repayable if such obligation is not satisfied. The amount of advance payments to be recovered against units delivering within a year is classified as a short term liability, with the balance of the unliquidated advance payments classified as a long-term liability.

Deferred revenue.  Deferred revenue consists of nonrefundable amounts received in advance of revenue being earned for specific contractual deliverables. These payments are classified as deferred revenue when received, and reclassified to revenue as the production units to which the surcharge applies are delivered.

Advance payments and deferred revenue/credits are summarized by platform as follows:

	December 31,	December 31,
	2008	2007

B737	$87.3	$74.5
B747	8.0	9.5
B787	1,019.9	697.6
Airbus — All platforms	52.6	4.8
Gulfstream	42.5	23.4
Other	21.2	3.1

Total advance payments and deferred revenue/credits	$1,231.5	$812.9

9.	Derivative and Hedging Activities

In July 2005, in connection with the execution of the credit agreement as described in Note 11, the Company entered into floating-to-fixed interest rate swap agreements with notional amounts totaling $500.0. In addition, we entered a forward-starting swap effective from July 2009 to replace the swap expiring in July 2009. The terms and fair value of the swaps are as follows:

				Effective	Fair Value,
		Variable	Fixed	Fixed	December 31,
Principal Amount	Expires	Rate	Rate	Rate (2)	2008

$300	July 2009	LIBOR	4.30%	6.05%	$(4.0)
$100	July 2010	LIBOR	4.37%	6.12%	$(4.3)
$100	July 2011	LIBOR	4.27%	6.02%	$(6.2)
$300(1)	July 2011	LIBOR	3.23%	4.98%	$(8.5)

(1)	Forward-starting swap effective July 2009 entered into in October 2008.

(2)	Effective fixed rates include LIBOR rates plus 175 basis points.

The purpose of entering into these swaps was to reduce Spirit’s exposure to variable interest rates. The settlement and maturity dates are provided above. In accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS 137 and SFAS 138, the interest rate swaps are being accounted for as cash flow hedges. The fair value of the interest rate swaps was a liability (unrealized loss) of ($23.0) at December 31, 2008 and a liability (unrealized loss) of ($3.5) at December 31, 2007. The after-tax impact of ($12.1) and ($2.2) was recorded as a component of Other Comprehensive Income for the periods ended December 31, 2008 and December 31, 2007, respectively. The Company also considers counterparty credit risk and its own credit risk in its determination of all estimated fair values. The Company has applied these valuation techniques at year-end and believes it has obtained the most accurate information available for the types of derivative contracts it holds. The Company attempts to manage exposure to counterparty credit risk by only entering

Spirit AeroSystems Holdings, Inc.

Notes to the Consolidated Financial Statements — (Continued)
($ in millions other than per share amounts)

into agreements with major financial institutions which are expected to be able to fully perform under the terms of the agreement.

In April 2006, the Company acquired BAE Aerostructures headquartered in Prestwick, Scotland. The functional currency of BAE Aerostructures is the British pound sterling with approximately 83% of revenues from contracts denominated in British pounds and 75% of purchases denominated in British pounds. To reduce the risks associated with the changes in exchange rates on sales and purchases denominated in other currencies, Spirit enters into foreign currency exchange contracts. In accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, the foreign currency exchange contracts are being accounted for as cash flow hedges. The fair value of the forward contracts was a net liability of $2.6 as of December 31, 2008 and a net asset of $7.7 as of December 31, 2007. The after-tax impact of ($6.0) and ($1.1) was recorded as a component of Other Comprehensive Income for the periods ended December 31, 2008 and December 31, 2007, respectively.

Spirit, as of December 31, 2008 and December 31, 2007, did not hold any derivative instruments for trading purposes. The only derivatives that Spirit transacts are interest rate swaps related to its variable interest rate on debt and foreign currency exchange contracts related to U.S. dollar receipts and purchases in its foreign subsidiary, Spirit Europe. On the date a derivative contract is entered into, Spirit designates the derivative as a hedge of the variability of cash flows to be received or paid related to the debt or foreign exchange contract, as an asset or liability (cash flow hedge). For such hedges, Spirit formally documents the hedging relationship and its risk-management objective and strategy for undertaking the hedge, the hedging instruments, the item, the nature of the risk being hedged, how the hedging instrument’s effectiveness in offsetting the hedged risk will be assessed, and a description of the method of measuring ineffectiveness. This process includes linking such derivatives that are designated as cash-flow hedges specific to debt liabilities on the balance sheet. Spirit also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items.

Changes in the fair value of interest rate swaps designated as hedging instruments that effectively offset the variability of cash flows associated with variable-rate long-term debt obligations are reported in Accumulated Other Comprehensive Income, net of tax. Similarly, the changes in fair value of the foreign currency exchange contracts designated as cash-flow hedges are also reported in Accumulated Other Comprehensive Income, net of tax. These amounts related to interest rate swaps subsequently are reclassified into interest expense as a yield adjustment of the hedged interest payments in the same period in which the related interest affects earnings. Reclassification of the amounts related to the foreign currency exchange contracts are recorded to revenues in the same period in which the contract is settled. If Spirit receives funds from the interest rate swaps, the amount received is classified as interest expense.

Spirit discontinues hedge accounting prospectively when it is determined that the derivative is no longer effective in offsetting changes in the cash flows of the hedged item; the derivative expires or is sold, terminated or exercised; the derivative is no longer designated as a hedging instrument because it is unlikely that a forecasted transaction will occur; or management determines that designation of the derivative as a hedging instrument is no longer appropriate.

When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, the Company continues to carry the derivative on the balance sheet at its fair value with subsequent changes in fair value included in earnings, and gains and losses that were accumulated in Other Comprehensive Income are recognized immediately in earnings. In all other situations in which hedge accounting is discontinued, the Company continues to carry the derivative at its fair value on the balance sheet and recognizes any subsequent changes in its fair value in earnings.

To the extent that derivatives do not qualify for hedge accounting treatment, the derivatives are “marked to market” with the changes in fair market value of the instruments reported in the results of operations for the current period.

Spirit AeroSystems Holdings, Inc.

Notes to the Consolidated Financial Statements — (Continued)
($ in millions other than per share amounts)

10.	Fair Value Measurements

SFAS No. 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS No. 157 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard discloses three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 1 assets and liabilities include debt and equity securities and derivative contracts that are traded in an active exchange market. Quoted market prices are used to measure fair value for the underlying investments in our money market fund.

Level 2	Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments and derivative contracts whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. Observable inputs, such as current and forward interest rates and foreign exchange rates, are used in determining the fair value of our interest rate swaps and foreign currency hedges.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of assets and liabilities. Level 3 assets and liabilities includes financial instruments whose value is determined using pricing models, discounted cash flows methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

Fair Value Measurements
	December 31, 2008			At December 31, 2008, Using
				Quoted Prices in	Significant
				Active Markets	Other	Significant
	Total Carrying	Assets	Liabilities	for Identical	Observable	Unobservable
	Amount on	Measured at	Measured at	Assets	Inputs	Inputs
Description	Balance Sheet	Fair Value	Fair Value	(Level 1)	(Level 2)	(Level 3)

Interest Swaps	$(23.0)	$—	$(23.0)	$—	$(23.0)	$—
Foreign Currency
Hedges	$(2.6)	$3.8	$(6.4)	$—	$(2.6)	$—

The fair value of the interest rate swap and foreign currency hedges are determined by using mark-to-market reports generated for each derivative and evaluated for counterparty risk. In the case of the interest rate swaps, the Company evaluated the counterparty using credit default swaps, historical default rates and credit spreads. For the twelve months ended December 31, 2008, the Company recorded $0.4 of expense for the ineffective portion of the change in fair value of interest rate swaps as a component of Interest Expense.

11.	Debt

Credit Agreement

In connection with the Boeing Acquisition, Spirit executed an $875.0 credit agreement that consisted of a $700.0 senior secured term loan used to fund the acquisition and pay all related fees and expenses associated with the acquisition and the credit agreement, and a $175.0 senior secured revolving credit facility. On November 27, 2006, the credit agreement was amended to, among other things, increase the revolving credit facility to $400.0.

Spirit AeroSystems Holdings, Inc.

Notes to the Consolidated Financial Statements — (Continued)
($ in millions other than per share amounts)

Commitment fees associated with the revolver total 50 basis points on the undrawn amount and 225 basis points on letters of credit. On March 18, 2008, Spirit entered into an amendment (the “Amendment”) to its Second Amended and Restated Credit Agreement dated as of November 27, 2006 (as amended). As a result of the Amendment, the revolving credit facility and the $700.0 term loan B were amended to, among other things, (i) increase the amount of the revolver from $400.0 to $650.0, (ii) increase from $75.0 to $200.0 the amount of indebtedness Spirit and its subsidiaries can incur on a consolidated basis to finance acquisitions of capital assets, (iii) add a provision allowing Spirit and Spirit Holdings to have additional indebtedness outstanding of up to $300.0, (iv) add a provision allowing Spirit and its subsidiaries on a consolidated basis the ability to make investments in joint ventures not to exceed a total of $50.0 at any given time, and (v) modify the definition of “Change of Control” to exclude certain circumstances that previously would have been considered a Change of Control. The maturity date and interest cost of both our senior secured term loan and revolving credit facility remains unchanged. The entire asset classes of the Company, including inventory and property, plant and equipment, are pledged as collateral for both the term loan and the revolving credit facility.

There are provisions in the agreement that require mandatory prepayments to be made with specified percentages of net cash proceeds received by Spirit and its subsidiaries from the sale of certain assets or the incurrence of additional debt not otherwise permitted under the credit agreement and certain insurance and indemnity payments. In addition, Spirit is required to prepay the loans annually with a percentage of its excess cash flow (as calculated in accordance with the credit agreement) if the Company’s leverage ratio is greater than 2.5x. As of December 31, 2008 no additional payment is anticipated. The amended secured term loan matures September 2013 and the revolving facility matures June 2010. As of December 31, 2008 and December 31, 2007, the outstanding balance of the term loan was $577.9 and $583.8, respectively. No amounts were outstanding under the revolving credit facility at either December 31, 2008 or December 31, 2007.

Prior to the November 27, 2006 amendment of the credit agreement, the borrowings under the term loan bore interest based on LIBOR plus an interest rate margin of 2.35% or a base rate plus an interest rate margin of 1.35%, which in either case, included 0.1% payable to an affiliate of Onex. With the amendment dated November 27, 2006, the interest rate margin was reduced to 1.75% for term loans bearing interest based on LIBOR, and 0.75% for term loans bearing interest based on the base rate, and the 0.1% payable to the affiliate of Onex was eliminated, (interest rates at December 31, 2008 and December 31, 2007 were 5.45% and 6.90%, respectively), payable quarterly. In connection with the term loan, Spirit entered into interest rate swap agreements to fix the interest rate on $500.0 of the term loan, as described in Note 11. The borrowings under the revolving facility bear interest based on LIBOR or a base rate plus an interest rate margin of up to 2.25%, and 1.75%, respectively, payable at maturity or quarterly, whichever comes first.

The amended credit agreement contains customary affirmative and negative covenants, including restrictions on indebtedness, liens, type of business, acquisitions, investments, sales or transfers of assets, payments of dividends, transactions with affiliates, change in control and other matters customarily restricted in such agreements. This agreement also contains a financial covenant, consisting of a maximum total leverage ratio that decreases over time, currently at 3.5x in 2008, 3.0x in 2009, 2.5x in 2010, and 2.25x in 2011 through 2013. The leverage ratio compares the balance of total senior credit facility debt to an adjusted EBITDA, which is the amount of income (loss) from operations before depreciation and amortization expenses and other specifically identified exclusions. The leverage ratio is calculated each quarter in accordance with the credit agreement. Failure to meet this financial covenant would be an event of default under the senior secured credit facility. The Company remained in compliance with such covenant as of and during the fiscal periods ending December 31, 2008 and December 31, 2007.

Malaysian Term Loan

On June 2, 2008, Spirit’s wholly owned subsidiary, Spirit AeroSystems Malaysia SDN BHD (“Spirit Malaysia”) entered into a Facility Agreement (“Facility Agreement”) for a term loan facility of Ringgit Malaysia (RM) 69.2 (approximately USD $20.0) (the “Malaysia Facility”), with EXIM Bank to be used towards partial

Spirit AeroSystems Holdings, Inc.

Notes to the Consolidated Financial Statements — (Continued)
($ in millions other than per share amounts)

financing of plant and equipment (including the acquisition of production equipment), materials, inventory and administrative costs associated with the establishment of an aerospace-related composite component assembly plant, plus potential additional work packages in Malaysia at the Malaysia International Aerospace Center in Subang, Selangor, Malaysia (the “Project”). Funds for the Project will be available on a drawdown basis over a twenty-four month period from the date of the Malaysia Facility Agreement. Spirit Malaysia is scheduled to make periodic draws against the Malaysia Facility.

The indebtedness repayment requires quarterly principal installments of RM 3.3 (USD $1.0) from September 2011 through May 2017, or until the entire loan principal has been repaid.

Outstanding amounts drawn under the Malaysia Facility are subject to a fixed interest rate of 3.5% per annum, payable quarterly.

Total debt shown on the balance sheet is comprised of the following:

	December 31,	December 31,
	2008	2007

Senior secured debt (short and long-term)	$577.9	$583.8
Malaysian term loan	8.9	—
Present value of capital lease obligations	1.2	11.2

Total	$588.0	$595.0

Principal Repayment — Senior Secured Debt

The annual minimum repayment requirements for the next five years on the senior secured debt are as follows:

As of
December 31,
2008

2009	$5.9
2010	$5.9
2011	$5.9
2012	$143.4
2013	$416.8

Principal Repayment — Malaysia Loan

The annual minimum repayment requirements for the next five years on the Malaysian loan are as follows:

As of
December 31,
2008

2009	$—
2010	$—
2011	$0.7
2012	$1.5
2013	$1.5
Thereafter	$5.2

Spirit AeroSystems Holdings, Inc.

Notes to the Consolidated Financial Statements — (Continued)
($ in millions other than per share amounts)

12.	Pension and Other Post-Retirement Benefits

Multi-Employer Pension Plan

In connection with the collective bargaining agreement signed with the International Association of Machinists and Aerospace Workers (IAM), the Company contributes to a multi-employer defined benefit pension plan (IAM National Pension Fund). The level of contribution, as specified in the bargaining agreement, is fixed over the five year contract period at $1.35 per hour of employee service. The collective bargaining agreement with the United Automobile, Aerospace & Agricultural Implement Workers of America (UAW), specifies that the Company will contribute $1.25 per hour to a multi-employer defined benefit pension plan (IAM National Pension Fund) beginning in 2006. The UAW bargaining agreement provided for a $0.05 increase per hour in the contribution rate beginning in 2008, and an additional $0.05 increase per hour beginning in 2010.

The Company made contributions of $18.0 and $17.9 to the IAM National Pension Fund on behalf of IAM and UAW members for the twelve months ended December 31, 2008 and December 31, 2007, respectively.

The collective bargaining agreements provided for an additional contribution by the Company of $0.30 per hour of employee service starting in 2005 to an IAM pension escrow account. In 2005, spirit contributed $1.0. As a result of action taken by the Board of Trustees of the IAM National Pension Fund in January 2006, the IAM National Pension Fund no longer requires Spirit’s contribution and amounts contributed in 2005 were returned to the Company on May 10, 2006.

Defined Contribution Plans

The Company contributes to a defined contribution plan available to all employees, excluding IAM and UAW represented employees. Under the plan, the Company can make a matching contribution of 75% of the employee contribution to a maximum 8% of eligible individual employee compensation. In addition, non-matching contributions based on an employee’s age and service are paid at the end of each calendar year for certain employee groups.

The Company recorded $33.6 and $31.5 in contributions to these plans for the twelve months ended December 31, 2008 and December 31, 2007, respectively.

On April 1, 2006, as part of the acquisition of BAE Aerostructures, the Company established a defined contribution pension plan in the U.K. for those employees who are hired after the date of acquisition. Under the plan, the Company contributes 8% of basic salary while participating employees are required to contribute 4% of basic salary. The Company recorded $0.4 in contributions for the period ending December 31, 2008, $0.2 in contributions for the period ending December 31, 2007, and $0.2 in contributions to this plan for the period April 1, 2006 through December 31, 2006.

Defined Benefit Pension Plans

Effective June 17, 2005, pension assets and liabilities were spun-off from three Boeing qualified plans into four qualified Spirit AeroSystems plans for each Spirit AeroSystems employee who did not retire from Boeing by August 1, 2005. Effective December 31, 2005, all four qualified plans were merged together. In addition, Spirit AeroSystems has one nonqualified plan providing supplemental benefits to executives (SERP) who transferred from a Boeing nonqualified plan to a Spirit AeroSystems plan and elected to keep their benefits in this plan. Both plans are frozen as of the date of acquisition (i.e., no future service benefits are being earned in these plans). We intend to fund our qualified pension plan through a trust. Pension assets are held in trust solely for the benefit of the pension plans’ participants, and are structured to maintain liquidity that is sufficient to pay benefit obligations.

On April 1, 2006, as part of the acquisition of BAE Aerostructures, the Company established a defined benefit pension plan for those employees that had pension benefits remaining in BAE Systems’ pension plan. The plan is not open to new participants. The liability to the Company represents the cost of providing benefits in line with salary increases to the extent that future salary increases exceed the inflation adjustments applied to the benefits

Spirit AeroSystems Holdings, Inc.

Notes to the Consolidated Financial Statements — (Continued)
($ in millions other than per share amounts)

within the BAE Systems plan. BAE Systems will provide increases to past service benefits in line with inflation, subject to a maximum of 5% per annum compounded, and the Company’s plan is responsible for funding the difference between the BAE Systems increases and actual salary increases. In addition, this plan provides future service benefit accruals for covered employees.

Other Post-Retirement Benefit Plans

The Company also has post-retirement health care coverage for eligible U.S. retirees and qualifying dependents prior to age 65. Eligibility for employer-provided benefits is limited to those employees who were employed at the date of acquisition (Spirit) and retire on or after attainment of age 62 and 10 years of service. Employees who do not satisfy these eligibility requirements can retire with post-retirement medical benefits at age 55 and 10 years of service, but they must pay the full cost of medical benefits provided.

Changes Required by FAS 158

During 2006, the FASB issued Statement No. 158, Employer’s Accounting for Defined Benefit Pension and Other Post Retirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R) (“SFAS No. 158”). In accordance with this statement, the Company has reflected the year-end funded status for each defined benefit and other post-retirement benefit plan on the Company’s balance sheet. As of December 31, 2008, we reflect an asset of $60.1 for our qualified pension plan, a liability of $0.8 for our nonqualified pension plan and a liability of $44.4 for our post-retirement medical plan. For the U.K. plan, we reflect a liability of $2.1 as of December 31, 2008. The pension and post-retirement medical plan adjustment to accumulated other comprehensive income (AOCI) for the fiscal year ended December 31, 2008 is $307.9 or $190.8, net of tax. The Company recorded $3.0 and $2.9 in expense associated with its post-retirement medical plans for the fiscal years ended December 31, 2008 and December 31, 2007, respectively.

SFAS No. 158 also required that the Company change its measurement date from November 30 to the fiscal year-end (i.e., December 31) by year-end 2008. To facilitate this change for the U.S. plans, the Company has elected to apply the transition option under which a 13-month measurement was determined as of November 30, 2007 that covers the period until the fiscal year-end measurement is required on December 31, 2008. As a result, an adjustment to retained earnings was recorded in the first half of fiscal year 2008 as follows: pension income of $3.2 and other post-retirement benefits expense of $0.3, resulting in a net adjustment to increase retained earnings by $1.8, net of $1.1 in tax. Because our Europe plans historically used a December 31 measurement date, no transition was necessary for these plans.

Spirit AeroSystems Holdings, Inc.

Notes to the Consolidated Financial Statements — (Continued)
($ in millions other than per share amounts)

Obligations and Funded Status

The following tables reconcile the funded status of both pension and post-retirement medical benefits to the balance on the Consolidated Balance Sheets for the fiscal years 2008 and 2007. Benefit obligation balances presented in the table reflect the projected benefit obligation (PBO) and accumulated benefit obligation (ABO) for the Company’s pension plans, and accumulated post-retirement benefit obligations (APBO) for the Company’s post-retirement medical plan. Effective for the fiscal year ending December 31, 2008, the Company now uses an end of fiscal year measurement date of December 31 for its U.S. pension and post-retirement medical plans as required by FAS 158.

			Other
	Pension Benefits		Post-Retirement Benefits
	Periods Ended December 31,		Periods Ended December 31,
U.S. Plans	2008	2007	2008	2007

Change in projected benefit obligation:
Beginning Balance	$559.7	$613.3	$33.6	$33.1
Acquisitions	—	—	—	—
Service Cost	—	—	1.6	1.6
Interest Cost	40.1	35.3	2.2	1.7
Amendments	—	—	—	—
Actuarial (gains) and losses	21.1	(88.0)	7.0	(2.8)
Benefits paid	(1.8)	(0.9)	—	—

Projected benefit obligation at the end of the period	$619.1	$559.7	$44.4	$33.6

Assumptions used to determine benefit obligation:
Discount rate	6.07%	6.60%	6.34%	6.40%
Rate of compensation increase	N/A	N/A	N/A	N/A
Medical Assumptions:
Trend assumed for the year	N/A	N/A	9.00%	10.00%
Ultimate trend rate	N/A	N/A	5.00%	5.00%
Year that ultimate trend rate is reached	N/A	N/A	2013	2013
Change in fair value of plan assets:
Beginning Balance	$877.7	$819.9	$—	$—
Acquisitions	—	—	—	—
Actual return on assets	(195.7)	60.9	—	—
Benefits paid	(1.7)	(0.9)	—	—
Expenses paid	(1.9)	(2.2)	—	—

Ending Balance	$678.4	$877.7	$—	$—

Reconciliation of funded status to net amounts recognized:
Funded status (deficit)	$59.3	$318.0	$(44.4)	$(33.6)
Employer contributions between measurement date and fiscal year-end	—	—	—	—

Net amounts recognized	$59.3	$318.0	$(44.4)	$(33.6)

Amounts recognized in the balance sheet:
Noncurrent assets	$60.1	$318.7	$—	$—
Current liabilities	—	—	—	—
Noncurrent liabilities	(0.8)	(0.7)	(44.4)	(33.6)

Net amounts recognized	$59.3	$318.0	$(44.4)	$(33.6)

Amounts not yet reflected in net periodic benefit cost and included in AOCI (FAS 158):
Prior service cost credit	$—	$—	$—	$—
Accumulated gain (loss)	(156.0)	144.5	(0.6)	7.0

Accumulated other comprehensive income (AOCI)	$(156.0)	$144.5	$(0.6)	$7.0
Cumulative employer contributions in excess of net periodic benefit cost	215.3	173.5	(43.8)	(40.6)

Net amount recognized in statement of financial position	59.3	318.0	(44.4)	(33.6)
Information for pension plans with benefit obligations in excess of plan assets
Projected benefit obligation/APBO	$0.8	$0.7	$44.4	$33.6
Accumulated benefit obligation	0.8	0.7	—	—
Fair value assets	—	—	—	—

Spirit AeroSystems Holdings, Inc.

Notes to the Consolidated Financial Statements — (Continued)
($ in millions other than per share amounts)

	Pension Benefits
	Periods Ended December 31,
U.K. Plans	2008	2007

Change in projected benefit obligation:
Beginning Balance	$29.6	$28.5
Acquisitions	—	—
Service Cost	8.0	7.9
Interest Cost	1.5	1.4
Employee contributions	0.1	0.1
Amendments	—	—
Actuarial (gains) and losses	(6.1)	(9.0)
Settlements	—	—
Benefits paid	(0.1)	(0.1)
Rebates from U.K. Government	1.1	0.4
Exchange rate changes	(8.8)	0.4

Projected benefit obligation at the end of the period	$25.3	$29.6

Assumptions used to determine benefit obligation:
Discount rate	5.40%	5.40%
Rate of compensation increase	3.50%	4.00%
Change in fair value of plan assets:
Beginning Balance	$20.9	$8.6
Acquisitions	—	—
Actual return on assets	(2.3)	0.2
Company contributions	10.4	12.1
Employee contributions	0.2	0.1
Rebates from U.K. Government	1.7	—
Benefits paid	(0.1)	(0.1)
Expenses paid	—	—
Exchange rate changes	(7.6)	—

Ending Balance	$23.2	$20.9

Reconciliation of funded status to net amounts recognized:
Funded status (deficit)	$(2.1)	$(8.7)
Employer contributions between measurement date and fiscal year-end	—	—

Net amounts recognized	$(2.1)	$(8.7)

Amounts recognized in the balance sheet:
Noncurrent assets	$—	$—
Current liabilities	—	—
Noncurrent liabilities	(2.1)	(8.7)

Net amounts recognized	$(2.1)	$(8.7)

Amounts not yet reflected in net periodic benefit cost and included in AOCI (FAS 158):
Prior service (cost) credit	$—	$—
Accumulated gain (loss)	7.4	7.2

Accumulated other comprehensive income (AOCI)	7.4	7.2
Prepaid (unfunded accrued) pension cost	(9.5)	(15.9)

Net amount recognized in statement of financial position	$(2.1)	$(8.7)

Information for pension plans with benefit obligations in excess of plan assets
Projected benefit obligation/APBO	$25.3	$29.6
Accumulated benefit obligation	14.5	1.6
Fair value assets	$23.2	$20.9

Spirit AeroSystems Holdings, Inc.

Notes to the Consolidated Financial Statements — (Continued)
($ in millions other than per share amounts)

Annual Expense

The components of pension and other post-retirement benefit plans expense for the U.S. plans and the assumptions used to determine benefit obligations for 2008, 2007 and 2006 are as follows:

				Other
				Post-Retirement
	Pension Benefits			Benefits
	Periods Ended			Periods Ended
	December 31,			December 31,
U.S. Plans	2008	2007	2006	2008	2007	2006

Components of net periodic benefit cost (income):
Service Cost	$—	$—	$—	$1.5	$1.5	$1.8
Interest Cost	36.9	35.3	33.3	2.0	1.7	1.8
Expected return on plan assets	(70.1)	(67.5)	(67.2)	—	—	—
Amortization of net (gain) loss	(5.4)	—	—	(0.5)	(0.3)	—

Net periodic benefit cost (income)	$(38.6)	$(32.2)	$(33.9)	$3.0	$2.9	$3.6

Other changes recognized in OCI:
Total recognized in OCI (gain) loss	$300.5	$(79.2)	$—	$7.6	$(2.4)	$—
Total recognized in net periodic benefit cost and OCI	$261.9	$(111.4)	$(33.9)	$10.6	$0.5	$3.6

Assumptions Used to Determine Net Periodic Benefit Costs:
Discount rate	6.60%	5.75%	6.00%	6.40%	5.60%	5.75%
Expected return on plan assets	8.00%	8.25%	8.25%	N/A	N/A	N/A
Salary increases	N/A	N/A	N/A	N/A	N/A	N/A
Medical Assumptions:
Trend assumed for the year	N/A	N/A	N/A	10.00%	9.00%	10.00%
Ultimate trend rate	N/A	N/A	N/A	5.00%	5.00%	5.00%
Year that ultimate trend rate is reached	N/A	N/A	N/A	2013	2011	2011

Spirit AeroSystems Holdings, Inc.

Notes to the Consolidated Financial Statements — (Continued)
($ in millions other than per share amounts)

The components of the pension benefit plan expense for the U.K. plans and the assumptions used to determine benefit obligations for 2008, 2007 and 2006 are as follows:

	Pension Benefits
	Periods Ended December 31,
U.K. Plans	2008	2007	2006

Components of net periodic benefit cost (income):
Service Cost	$8.0	$8.0	$5.2
Interest Cost	1.5	1.5	0.8
Expected return on plan assets	(1.6)	(0.8)	(0.2)
Amortization of net (gain) loss	(0.3)	—	—

Net periodic benefit cost (income)	$7.6	$8.7	$5.8

Other changes recognized in OCI :
Total recognized in OCI	$(0.2)	$(8.0)	$—
Total recognized in net periodic benefit cost and OCI	$7.4	$0.7	$5.8

Assumptions Used to Determine Net Periodic Benefit Costs:
Discount rate	5.40%	5.00%	5.00%
Expected return on plan assets	6.27%	5.83%	5.00%
Salary increases	4.00%	4.00%	4.00%

The estimated net (gain) loss that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year for all plans is ($7.8).

Assumptions

The Company sets the discount rate assumption annually for each of its retirement-related benefit plans as of the measurement date, based on a review of projected cash flow and a long-term high-quality corporate bond yield curve. The discount rate determined on each measurement date is used to calculate the benefit obligation as of that date, and is also used to calculate the net periodic benefit (income)/cost for the upcoming plan year.

The pension expected return on assets assumption is derived from the long-term expected returns based on the investment allocation by class specified in Spirit’s investment policy. The expected return on plan assets determined on each measurement date is used to calculate the net periodic benefit (income)/cost of the upcoming plan year.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. To determine the health care cost trend rates the Company considers national health trends and adjusts for its specific plan design and locations.

A one-percentage point increase in the initial through ultimate assumed health care trend rates would have increased the Accumulated Post-retirement Benefit Obligation by $5.3 at December 31, 2008 and the aggregate service and interest cost components of non-pension post-retirement benefit expense for 2008 by $0.4. A one-percentage point decrease would have decreased the obligation by $4.7 and the aggregate service and interest cost components of non-pension post-retirement benefit expense for 2008 by $0.4.

Spirit AeroSystems Holdings, Inc.

Notes to the Consolidated Financial Statements — (Continued)
($ in millions other than per share amounts)

U.S. Plans

The Company’s investment objective is to achieve long-term growth of capital, with exposure to risk set at an appropriate level. This objective shall be accomplished through the utilization of a diversified asset mix consisting of equities (domestic and international) and taxable fixed income securities. The allowable asset allocation range is:

Equities	40% - 80%
Fixed Income	20% - 60%
Real Estate	0% - 7%

Investment guidelines include that no security, except issues of the U.S. Government, shall comprise more than 5% of total Plan assets and further, no individual portfolio shall hold more than 7% of its assets in the securities of any single entity, except issues of the U.S. Government. The following derivative transactions are prohibited — leverage, unrelated speculation and “exotic” collateralized mortgage obligations or CMOs. Investments in hedge funds, private placements, oil and gas and venture capital must be specifically approved by the Company in advance of their purchase.

The Company’s plans have asset allocations for the U.S., as of December 31, 2008 and November 30, 2007, as follows:

	2008	2007

Asset Category — U.S.
Equity securities — U.S.	43%	45%
Equity securities — International	5%	9%
Debt securities	48%	40%
Real estate	4%	6%

Total	100%	100%

U.K. Plans

The Trustee’s investment objective is to ensure that they can meet their obligation to the beneficiaries of the Plan. An additional objective is, to achieve a return on the total Plan which is compatible with the level of risk considered appropriate. The overall benchmark allocation of the Plan’s assets is:

Equities	50%
Bonds	50%

The Company’s plans have asset allocations for the U.K., as of December 31, 2008 and December 31, 2007, as follows:

	2008	2007

Asset Category — U.K.
Equity securities	49%	47%
Debt securities	48%	47%
Other	3%	6%

Total	100%	100%

Projected contributions and benefit payments

Required pension contributions under Employee Retirement Income Security Act (ERISA) regulations are expected to be $0.0 in 2009 and discretionary contributions are not expected in 2009. SERP and post-retirement

Spirit AeroSystems Holdings, Inc.

Notes to the Consolidated Financial Statements — (Continued)
($ in millions other than per share amounts)

medical plan contributions in 2009 are not expected to exceed $0.2. Expected contributions to the U.K. plan for 2009 are $7.5.

The Company monitors our defined benefit pension plan asset investments on a quarterly basis and it believes that it is not exposed to any significant credit risk in these investments.

The total benefits expected to be paid over the next ten years from the plans’ assets or the assets of the Company, by country, are as follows:

		Other
		Post-Retirement
U.S.	Pension Plans	Benefit Plans

2009	$3.5	$0.1
2010	$5.2	$0.3
2011	$7.2	$0.4
2012	$9.5	$0.4
2013	$12.7	$1.7
2014-2018	$135.3	$35.0

U.K.	Pension Plans

2009	$0.2
2010	$0.2
2011	$0.3
2012	$0.4
2013	$0.5
2014-2018	$4.6

13.	Capital Stock

A 3-for-1 stock split occurred on November 16, 2006. This split affected both classes of The Company’s common stock, including class A common stock and class B common stock. The post-split par value of our shares remains $0.01 per share. All common share and per common share amounts in these consolidated financial statements have been adjusted to reflect the stock split.

Holdings has authorized 360,000,000 shares of stock. Of that, 200,000,000 shares are class A common stock, par value $0.01 per share, one vote per share, 150,000,000 shares are class B common stock, par value $0.01 per share, ten votes per share, and 10,000,000 shares are preferred stock, par value $0.01 per share.

In association with the Boeing Acquisition, Spirit executives with balances in Boeing’s Supplemental Executive Retirement Plan (SERP) were authorized to purchase a fixed number of units of Holdings “phantom stock” at $3.33 per unit based on the present value of their SERP balances. Under this arrangement, 860,244 phantom units were purchased. Any payment on account of units may be made in cash and/or shares of class B common stock at the sole discretion of Holdings.

14.	Stock Compensation

The Company has established various stock compensation plans which include restricted share grants and stock purchase plans. Compensation values are based on the value of the Company’s common stock at the grant date. The common stock value is added to equity and charged to period expense or included in inventory as labor costs and ultimately charged to cost of sales.

For the fiscal period ended December 31, 2008, the Company has recognized a net total of $15.7 of stock compensation expense, which is net of $0.7 resulting from stock forfeitures. The Company recognized a net total of

Spirit AeroSystems Holdings, Inc.

Notes to the Consolidated Financial Statements — (Continued)
($ in millions other than per share amounts)

$33.0 and $56.6 of stock compensation expense for the periods ended December 31, 2007 and December 31, 2006, respectively. Of the total net stock compensation expense recorded in 2008, $15.3 was recorded as an expense in selling, general and administrative expense while the remaining $0.4 was capitalized in inventory and is recognized through cost of sales consistent with the accounting methods we follow in accordance with SOP 81-1. The amounts capitalized in inventory in accordance with SOP 81-1 for the periods ended December 31, 2007 and December 31, 2006 were $0.4 and $0.0, respectively. The total income tax benefit recognized in the income statement for share based compensation arrangements was $5.9, $12.4, and $20.3 for 2008, 2007, and 2006, respectively.

The restricted class B common stock grants that occurred after the Boeing Acquisition were approximately 790,230 under the Short-Term Incentive Plan, 141,941 under the Long-Term Incentive Plan, 9,392,652 under the Executive Incentive Plan, and 390,000 under the Director Stock Plan.

In April 2008, the Director Stock Plan, Short-Term Incentive Plan, and Long-Term Incentive Plan were amended such that all future stock grants under those plans would consist of class A shares. In addition, the Short-Term Incentive Plan and the Long-Term Incentive Plan were amended to increase the number of shares available for grant thereunder by 2,000,000 and 3,000,000 shares, respectively. In May 2008, the Board of Directors authorized grants of approximately 327,511 shares of class A common stock under the Long-Term Incentive Plan and 20,816 shares under the Director Stock Plan. The first anticipated grant of class A shares under the Short-Term Incentive Plan is expected to be in February 2009. The aggregate fair value of vested class B shares was $17.4, $57.0, and $43.8 at December 31, 2008, December 31, 2007, and December 31, 2006, respectively, based on the market value of the Company’s common stock on those dates.

Executive Incentive Plan

The Company’s Executive Incentive Plan, or EIP, is designed to provide participants with the opportunity to acquire an equity interest in the Company through direct purchase of the Company’s class B common stock shares at prices established by the Board of Directors or through grants of class B restricted common stock shares with performance based vesting. The Company has the sole authority to designate either stock purchases or grants of restricted shares. The total number of shares authorized under the EIP is 15,000,000 and the grant terminates at the end of ten years.

The Company has issued restricted shares as part of the Company’s EIP. The restricted shares have been granted in groups of four shares. Participants do not have the unrestricted rights of stockholders until those shares vest. The shares may vest upon a liquidity event, with the number of shares vested based upon a participant’s number of years of service to the Company, the portion of the investment by Onex and its affiliates liquidated through the date of the liquidity event and the return on invested capital by Onex and its affiliates through the date of the liquidity event. If a specific type of liquidity event has not occurred by the 10th year, shares may vest based on a valuation of the Company. The Company’s initial public offering in November 2006 (the “IPO”) and secondary offering in May 2007 were considered liquidity events under the EIP. The Company records expenses equal to the fair value of the award over a five year vesting period. The fair value of the award is based on the value of each share at the time of the grant multiplied by the probability of the share vesting based on historical performance of Onex’s controlled investments.

The Company expensed $9.9, offset by $0.6 expense reduction resulting from stock forfeitures for the year ended December 31, 2008. The Company expensed a net total of $26.5 and $41.1 for the periods ended December 31, 2007 and December 31, 2006, respectively. Included in the 2007 expense was a catch-up adjustment of $7.0 recorded in the second quarter related to the acceleration of vesting caused by the May 2007 secondary offering. The Company’s unamortized stock compensation related to these restricted shares is $7.1. The weighted average remaining period of compensation cost not yet recognized is 1.6 years. The weighted average remaining period for the vesting of these shares is 6.6 years. The intrinsic value of the unvested shares based on the value of the Company’s stock at December 31, 2008 was $24.0, based on the value of the Company’s stock and the number of unvested shares.

Spirit AeroSystems Holdings, Inc.

Notes to the Consolidated Financial Statements — (Continued)
($ in millions other than per share amounts)

The following table summarizes the activity of restricted shares under the EIP for the periods ended December 31, 2006, December 31, 2007 and December 31, 2008:

	Shares	Value (1)
	(Thousands)

Executive Incentive Plan
Nonvested at December 29, 2005	8,476	$90.8
Granted during period	916	16.6
Vested during period	(4,031)	(46.2)
Forfeited during period	—	—

Nonvested at December 31, 2006	5,361	61.2
Granted during period	—	—
Vested during period	(2,555)	(28.9)
Forfeited during period	(337)	(4.3)

Nonvested at December 31, 2007	2,469	28.0
Granted during period	—	—
Vested during period	—	—
Forfeited during period	(108)	(0.6)

Nonvested at December 31, 2008	2,361	$27.4

(1)	Value represents grant date fair value.

Board of Directors Stock Awards

This plan provides non-employee directors the opportunity to receive grants of restricted shares of class A common stock, or Restricted Stock Units (RSUs) of class A common stock, or a combination of both common stock and RSUs. The class A common stock grants and RSU grants vest one year from the grant date. The RSU grants are payable upon the Director’s separation from service. The Board of Directors or its authorized committee may make discretionary grants of shares or RSUs from time to time. The maximum aggregate number of shares that may be granted to participants is 3,000,000 shares. In April 2008, the Director Stock Plan was amended such that all issuance of stock pursuant to the plan after that date would be grants of class A common stock or RSUs. All shares granted prior to April 2008 were class B common stock.

For each non-employee Director of the Company, one-half of their annual director compensation will be paid in the form of a grant of class A common stock and/or class A common RSUs, as elected by each Director. In addition, each Director may elect to have all or any portion of the remainder of their annual director compensation paid in cash or in the form of a grant of stock and/or RSUs. If participants cease to serve as Directors within a year of the grant, the restricted shares and/or RSUs are forfeited. In May 2008, the Board of Directors authorized a grant of 20,816 restricted class A common stock to its members valued at $0.6 based on the share price of the Company’s common stock at the grant date. The Company expensed $0.4, $0.0, and $5.6 for the Board of Directors shares during the periods ended December 31, 2008, December 31, 2007 and December 31, 2006, respectively. The Company’s unamortized stock compensation related to these restricted shares is $0.2 which will be recognized over a weighted average remaining period of 4 months. The intrinsic value of the unvested shares based on the value of the Company’s stock at December 31, 2008 was $0.2, based on the value of the Company’s stock and the number of unvested shares.

Spirit AeroSystems Holdings, Inc.

Notes to the Consolidated Financial Statements — (Continued)
($ in millions other than per share amounts)

The following table summarizes stock and RSU grants to members of the Company’s Board of Directors for the periods ended December 31, 2006, December 31, 2007 and December 31, 2008:

	Shares		Value(1)
	Class A	Class B	Class A	Class B
	(Thousands)

Board of Directors Stock Grants
Nonvested at December 29, 2005	—	390	$—	$5.8
Granted during period	—	—	—	—
Vested during period	—	(167)	—	(2.5)
Forfeited during period	—	—	—	—

Nonvested at December 31, 2006	—	223	—	3.3
Granted during period	—	—	—	—
Vested during period	—	(223)	—	(3.3)
Forfeited during period	—	—	—	—

Nonvested at December 31, 2007	—	—	—	—
Granted during period	21	—	0.6	—
Vested during period	—	—	—	—
Forfeited during period	—	—	—	—

Nonvested at December 31, 2008	21	—	$0.6	$—

(1)	Value represents grant date fair value.

Short-Term Incentive Plan

The Short-Term Incentive Plan enables eligible employees to receive incentive benefits in the form of restricted stock in the Company, cash, or both, as determined by the Board of Directors or its authorized committee. The stock portion vests one year from the date of grant. Restricted shares are forfeited if the employee’s employment terminates prior to vesting.

In the first quarter of 2008, we recognized $0.9 of expense related to the shares granted under the Short-Term Incentive Plan for 2006 performance, which fully vested twelve months from the grant date. For the 2007 plan year, 149,576 shares with a value of $4.2 were granted on February 22, 2008 and will vest on the one-year anniversary of the grant date. The Company expensed $7.1 for the twelve months ended December 31, 2007 for the 2006 plan year grant. The 2006 cash award of $7.5 was expensed in 2006 and paid in 2007. The Company expensed $3.4 for the twelve months ended December 31, 2008 for the 2007 plan year grant. The 2007 cash award of $3.9 was expensed in 2007 and paid in 2008. The Company’s unamortized stock compensation related to these unvested Short-Term Incentive Plan shares is $0.5 which will be recognized over a weighted average remaining period of 1.5 months. The intrinsic value of the unvested shares at December 31, 2008 was $1.4, based on the value of the Company’s common stock and the number of unvested shares.

Spirit AeroSystems Holdings, Inc.

Notes to the Consolidated Financial Statements — (Continued)
($ in millions other than per share amounts)

The following table summarizes the activity of the restricted shares under the Short-Term Incentive Plan for the twelve months ended December 31, 2006, December 31, 2007 and December 31, 2008:

	Shares	Value(1)
	(Thousands)

Short-Term Incentive Plan
Nonvested at December 29, 2005	—	$—
Granted during period	390	6.6
Vested during period	—	—
Forfeited during period	—	—

Nonvested at December 31, 2006	390	6.6
Granted during period	250	7.5
Vested during period	(381)	(6.4)
Forfeited during period	(27)	(0.7)

Nonvested at December 31, 2007	232	7.0
Granted during period	150	4.2
Vested during period	(231)	(7.0)
Forfeited during period	(11)	(0.3)

Nonvested at December 31, 2008	140	$3.9

(1)	Value represents grant date fair value.

Long-Term Incentive Plan

The Long-Term Incentive Plan (“LTIP”) is designed to encourage retention of key employees.

For shares granted in 2007, one-half of the granted restricted shares of class B common stock vest on the second anniversary of the grant date, and the other one-half vest on the fourth anniversary of the grant date. Restricted shares are forfeited if the participant’s employment terminates prior to vesting. In the first quarter of 2007, 67,391 shares valued at $2.0 were granted. The Company expensed $0.4, $0.6 and $1.1 for the unvested class B LTIP shares in the twelve months ended December 31, 2008, December 31, 2007 and December 31, 2006, respectively. The Company’s unamortized stock compensation related to these unvested class B shares is $1.0 which will be recognized over a weighted average remaining period of 2.1 years. The intrinsic value of the unvested class B LTIP shares at December 31, 2008 was $0.6, based on the value of the Company’s common stock and the number of unvested shares.

Spirit AeroSystems Holdings, Inc.

Notes to the Consolidated Financial Statements — (Continued)
($ in millions other than per share amounts)

In May 2008, 327,511 class A shares valued at $9.4 were granted. The Company expensed $1.3 for the unvested class A LTIP shares in the twelve months ended December 31, 2008. Within the May 2008 LTIP grant were three groups of awards, each with a unique vesting schedule. The first group of shares vests over three years, with one-third vesting annually beginning in 2009. The second and third groups also vest in one-third increments, but vesting begins on the second and third anniversary of the grant, respectively. If the Executive Incentive Plan vesting is accelerated by the occurrence of a full liquidity event prior to June 2010, the third group of LTIP shares will begin vesting on the second anniversary of the grant. The vesting schedule for the outstanding shares of the 2008 grant is as follows:

Shares
(Thousands)

Long-Term Incentive Plan Vesting Schedule
May 2009	6
May 2010	24
May 2011	107
May 2012	102
May 2013	83

Total	322

The Company’s unamortized stock compensation related to these unvested class A shares is $7.9 which will be recognized over a weighted average remaining period of 4.1 years. The intrinsic value of the unvested class A LTIP shares at December 31, 2008 was $3.3, based on the value of the Company’s common stock and the number of unvested shares.

The following table summarizes the activity of the restricted shares under the Long-Term Incentive Plan for the periods ended December 31, 2006, December 31, 2007 and December 31, 2008:

	Shares		Value(1)
	Class A	Class B	Class A	Class B
	(Thousands)

Long-Term Incentive Plan
Nonvested at December 29, 2005	—	—	$—	$—
Granted during the period	—	75	—	1.2
Vested during period	—	—	—	—
Forfeited during the period	—	—	—	—

Nonvested at December 31, 2006	—	75	—	1.2
Granted during period	—	67	—	2.0
Vested during period	—	(75)	—	(1.2)
Forfeited during period	—	(5)	—	(0.2)

Nonvested at December 31, 2007	—	62	—	1.8
Granted during period	328	—	9.4	—
Vested during period	—	—	—	—
Forfeited during period	(6)	(4)	(0.2)	(0.1)

Nonvested at December 31, 2008	322	58	$9.2	$1.7

(1)	Value represents grant date fair value.

Spirit AeroSystems Holdings, Inc.

Notes to the Consolidated Financial Statements — (Continued)
($ in millions other than per share amounts)

Dividends on Restricted Share Grants

Spirit does not currently have plans to pay dividends in the foreseeable future. However, any dividends declared by Holdings’ Board of Directors with respect to common shares and with respect to any restricted share grants under any of Spirit’s compensation plans will be cumulative and paid to the participants only at the time and to the extent the participant acquires an interest in, or vests, in any of the restricted shares.

Union Equity Participation Plan

As part of certain collective bargaining agreements, Holdings had established a Union Equity Participation Plan pursuant to which it issued shares of its class A common stock for the benefit of approximately 4,676 employees represented by the IAM, UAW and IBEW based on benefits determined on the closing date of the IPO. The number of shares issued equaled 1,034 times the number of employees eligible to receive stock under the Union Equity Participation Plan.

The following table summarizes the activity of Union Equity Participation Plan Stock Appreciation Rights, or SARs, for the periods ended December 29, 2005 and December 31, 2006:

	SARs	Value(1)
(Thousands)

Union Equity Participation Plan
Nonvested at December 29, 2005	4,812	$125.1
Granted during period	—	—
Vested during period (2)	(4,812)	(125.1)
Exercised during period	—	—
Forfeited during period	—	—

Nonvested at December 31, 2006	—	$—

(1)	Value represents the IPO stock value of $26 per share on closing date of IPO, on November 27, 2006.

(2)	Upon the closing date of the IPO, all rights to receive stock were considered vested. The share figure represents the estimated amount of shares that will be issued to eligible employees on or before March 15, 2007.

15.	Income Taxes

The following summarizes pretax income (loss):

	2008	2007	2006

U.S.	$374.4	$403.7	$(73.2)
International	9.5	16.1	1.7

Total	$383.9	$419.8	$(71.5)

Spirit AeroSystems Holdings, Inc.

Notes to the Consolidated Financial Statements — (Continued)
($ in millions other than per share amounts)

The following tax provision contains the following components:

	2008	2007	2006

Current
Federal	$118.4	$111.0	$25.3
State	0.1	3.3	1.1
Foreign	0.2	4.2	—

Total current	$118.7	$118.5	$26.4

Deferred
Federal	(6.1)	22.1	(88.8)
State	3.3	(18.7)	(26.5)
Foreign	2.6	1.0	0.6

Total deferred	(0.2)	4.4	(114.7)

Total tax expense (benefit)	$118.5	$122.9	$(88.3)

The income tax provision from operations differs from the tax provision computed at the U.S. federal statutory income tax rate due to the following:

	2008		2007		2006

Tax at U.S. Federal statutory rate	$134.4	35.0%	$146.9	35.0%	$(25.0)	35.0%
State income taxes, net of Federal benefit	2.3	0.6	(10.8)	(2.6)	(16.3)	22.8
Foreign rate differences	(1.2)	(0.3)	(0.8)	(0.2)	(0.1)	0.1
Research and Experimentation Credit	(10.3)	(2.7)	(5.7)	(1.4)	(7.3)	10.2
Domestic Production Activities Deduction	(8.1)	(2.1)	(7.3)	(1.7)	—	—
Valuation allowance (reversal)	—	—	—	—	(40.1)	56.1
Interest on assessments	1.0	0.3	—	—	—	—
Stock compensation	—	—	—	—	1.1	(1.5)
Other	0.4	0.1	0.6	0.2	(0.6)	0.8

Total provision (benefit) for income taxes	$118.5	30.9%	$122.9	29.3%	$(88.3)	123.5%

Spirit AeroSystems Holdings, Inc.

Notes to the Consolidated Financial Statements — (Continued)
($ in millions other than per share amounts)

Significant tax effected temporary differences comprising the net deferred tax asset are as follows:

	2008	2007

Long-term contracts	$114.4	$96.5
Post-retirement benefits other than pensions	16.9	12.8
Pension and other employee benefit plans	(11.2)	(107.3)
Employee compensation accruals	30.6	29.0
Depreciation and amortization	(17.3)	(15.7)
Inventory	15.4	33.0
Interest swap contracts	8.8	1.3
State income tax credits	23.3	23.4
Accruals and reserves	4.9	4.8
Financial derivatives	0.4	(7.5)
Foreign currency exchange	0.1	2.3
Deferred production	1.8	—
Net operating loss carryforward	14.9	—
Other	1.7	1.5

Net deferred tax asset	$204.7	$74.1

Deferred tax detail above is included in the consolidated balance sheet and supplemental information as follows:

	2008	2007

Current deferred tax assets	$62.1	$67.3
Current deferred tax liabilities	—	—

Net current deferred tax asset	$62.1	$67.3

Non-current deferred tax assets	146.0	30.5
Non-current deferred tax liabilities	(3.4)	(23.7)

Net non-current deferred tax asset	$142.6	$6.8

Total deferred tax asset	$204.7	$74.1

As required under SFAS No. 123R, $(0.6) and $34.0 was recorded to Additional Paid in Capital, representing the tax effect associated with the net excess tax pool eliminated or created during 2008 and 2007, respectively.

In accordance with APB 23, Accounting for Income Taxes-Special Areas and SFAS No. 109, management has maintained a permanent reinvestment strategy for the Company’s foreign operations. As such, deferred taxes have not been provided on unremitted earnings for our U.K., Germany, Malaysia, and Singapore subsidiaries. These unremitted earnings have an immaterial impact, if any, on the financial statements.

We adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. This did not result in any change to the liability for unrecognized tax benefits.

Spirit AeroSystems Holdings, Inc.

Notes to the Consolidated Financial Statements — (Continued)
($ in millions other than per share amounts)

The beginning and ending unrecognized tax benefits reconciliation is as follows:

	2008	2007

Beginning balance	$26.7	$21.6
Gross increases related to current period tax positions	6.6	0.5
Gross decreases related to prior period tax positions	(5.6)	4.6
Settlements	—	—
Statute of limitations’ expiration	—	—

Ending balance	$27.7	$26.7

Included in the December 31, 2008 balance were $6.3 in tax effected unrecognized tax benefits which, if ultimately recognized, will reduce the Company’s effective tax rate. Our 2005 and 2006 federal tax returns are currently under examination. While a change could result due to the ongoing examination, we reasonably expect no material change to our current positions in our recorded unrecognized tax benefit liability in the next twelve months. There is no schedule detailing the cash impact associated with our unrecognized tax liability due to the uncertainty involving when this liability will reverse.

We report interest and penalties, if any, related to unrecognized tax benefits in the income tax provision. As of December 31, 2008 and December 31, 2007, accrued interest on our unrecognized tax benefit liability included in the Consolidated Balance Sheets was $2.0 and $1.0, respectively. The interest expensed during 2008 and 2007 was $1.0 and $1.0, respectively.

At December 31, 2008, we had $53.2 in United Kingdom net operating loss carryforwards that do not expire.

Included in the deferred tax assets at December 31, 2008 are $20.5 in Kansas High Performance Incentive Program (“HPIP”) Credits, $12.7 in Kansas Research & Development Credit (“R&D”), and $2.7 in Kansas Business and Jobs Development Credit totaling $35.9 in state income tax credit carryforwards. The HPIP Credit provides a 10% investment tax credit for qualified business facilities located in Kansas for which $9.3 expires in 2016 and the remainder expires in 2017. The R&D Credit provides a credit for qualified research and development expenditures conducted within Kansas. This credit can be carried forward indefinitely. The Business and Jobs Development Credit provides a tax credit for increased employment in Kansas for which $0.6 expires in 2015, $1.4 expires in 2016 and the remainder expires in 2017. It is management’s opinion that all state income tax credits carried forward will be utilized before they expire.

16.	Earnings per Share Calculation

Basic earnings per share represents the income available to common shareholders divided by the weighted average number of common shares outstanding during the measurement period. Diluted earnings per share represents the income available to common shareholders divided by the weighted average number of common shares outstanding during the measurement period while also giving effect to all potentially dilutive common shares that were outstanding during the period.

Subject to preferences that may apply to shares of preferred stock outstanding at the time, holders of the Company’s outstanding common stock are entitled to any dividend declared by the Board of Directors out of funds legally available for this purpose. No dividend may be declared on the class A or class B common stock unless at the same time an equal dividend is paid on every share of class A and class B common stock. Dividends paid in shares of the Company’s common stock must be paid, with respect to a particular class of common stock, in shares of that class. The Company does not intend to pay cash dividends on its common stock. In addition, the terms of the Company’s current financing agreements preclude it from paying any cash dividends on its common stock.

Spirit AeroSystems Holdings, Inc.

Notes to the Consolidated Financial Statements — (Continued)
($ in millions other than per share amounts)

The following table sets forth the computation of basic and diluted earnings per share:

	For the Year Ended			For the Year Ended			For the Year Ended
	December 31, 2008			December 31, 2007			December 31, 2006
			Per Share			Per Share			Per Share
	Income	Shares	Amount	Income	Shares	Amount	Income	Shares	Amount

Basic EPS
Income available to common shareholders	$265.4	137.0	$1.94	$296.9	134.5	$2.21	$16.8	115.6	$0.15
Diluted potential common shares		2.2			4.8			6.4
Diluted EPS
Income available to common shareholders + assumed vesting	$265.4	139.2	$1.91	$296.9	139.3	$2.13	$16.8	122.0	$0.14

17.	Related Party Transactions

On March 26, 2007, Hawker Beechcraft, Inc. (“Hawker”), of which Onex Partners II LP (an affiliate of Onex) owns approximately a 49% interest, acquired Raytheon Aircraft Acquisition Company and substantially all of the assets of Raytheon Aircraft Services Limited. Spirit’s Prestwick facility provides wing components for the Hawker 800 Series manufactured by Hawker. For the twelve months ended December 31, 2008, December 31, 2007, and December 31, 2006, sales to Hawker were $27.7, $28.0, and $16.6, respectively.

A member of the Holdings’ Board of Directors is also a member of the Board of Directors of Hawker Beechcraft, Inc.

Since February 2007, an executive of the Company has been a member of the Board of Directors of one of the Company’s suppliers, Precision Castparts Corp. of Portland, Oregon, a manufacturer of complex metal components and products. For the twelve months ended December 31, 2008 and December 31, 2007, the Company purchased $58.0 and $69.7 of products from this supplier.

A member of Holdings’ Board of Directors is the president and chief executive officer of Aviall, Inc., the parent company of one of the Company’s customers, Aviall Services, Inc. and a wholly owned subsidiary of Boeing. On September 18, 2006, Spirit entered into a distribution agreement with Aviall Services, Inc. Net revenues under the distribution agreement were $5.6, $5.2, and $1.2 for the periods ended December 31, 2008, December 31, 2007, and December 31, 2006, respectively.

The Company has a $577.9 term loan outstanding at December 31, 2008. Prior to November 27, 2006, this loan was with a subsidiary of Onex. Upon consummation of the IPO, the loan agreement was amended to, among other things, release the Onex subsidiary from all its obligations under the loan agreement, including with respect to the term loan, and all such obligations were assumed by the Company. During the period ended December 29, 2006, the Company paid interest of $69.2 to the Onex subsidiary on the term loan. Management believes the interest charged was reasonable in relation to the loan provided. No interest was paid to the Onex subsidiary on the term loan for the periods ended December 31, 2008 and December 31, 2007.

On November 27, 2006, Spirit terminated the agreement with the Onex subsidiary for services performed in connection with the Boeing Acquisition with a final payment of $4.0. Management believes the amounts charged were reasonable in relation to the services provided. In addition, Spirit paid $0.3, $0.5, and $5.5 to a subsidiary of Onex for various services rendered for the periods ended December 31, 2008, December 31, 2007, and December 31, 2006, respectively.

Boeing owns and operates significant information technology systems utilized by Spirit and, as required under the acquisition agreement for the Boeing Acquisition, is providing those systems and support services to Spirit under a Transition Services Agreement. A number of services covered by the Transition Services Agreement have

Spirit AeroSystems Holdings, Inc.

Notes to the Consolidated Financial Statements — (Continued)
($ in millions other than per share amounts)

now been established by Spirit, and Spirit is scheduled to continue to use the remaining systems and support services it has not yet established. Spirit incurred fees of $20.3, $34.7, and $38.3 for services performed for the periods ended December 31, 2008, December 31, 2007 and December 31, 2006, respectively. The amount owed to Boeing and recorded as accrued liabilities are $9.5 and $7.5 at December 31, 2008 and December 31, 2007, respectively.

Spirit has provided certain functions (e.g., health services and finance systems) for Boeing since the Boeing Acquisition pursuant to a Purchased Services Agreement. These services transitioned to Boeing at the end of 2007. Boeing incurred fees to Spirit of less than $0.1 and $0.5 for services performed during the periods ended December 31, 2007 and December 31, 2006, respectively. No fees were paid to Spirit in 2008.

The spouse of one of the Company’s executives is a special counsel at a law firm utilized by the Company and at which the executive was previously employed. The Company paid fees of $2.0, $2.2, and $1.4 to the firm for the periods ended December 31, 2008, December 31, 2007, and December 31, 2006, respectively.

An executive of the Company is a member of the Board of Directors of a Wichita, Kansas bank that provides banking services to Spirit. In connection with the banking services provided to Spirit, the Company pays fees consistent with commercial terms that would be available to unrelated third parties.

18.	Commitments, Contingencies and Guarantees

Litigation

We are from time to time subject to, and are presently involved in, litigation or other legal proceedings arising in the ordinary course of business. While the final outcome of these matters cannot be predicted with certainty, considering, among other things, the meritorious legal defenses available, it is the opinion of the Company that none of these items, when finally resolved, will have a material adverse effect on the Company’s long-term financial position or liquidity. Consistent with the requirements of SFAS 5, Accounting for Contingencies, we had no accruals at December 31, 2008 or December 31, 2007 for loss contingencies. However, an unexpected adverse resolution of one or more of these items could have a material adverse effect on the results of operations in a particular quarter or fiscal year.

From time to time, in the ordinary course of business and like others in the industry, we receive requests for information from government agencies in connection with their regulatory or investigational authority. Such requests can include subpoenas or demand letters for documents to assist the government in audits or investigations. We review such requests and notices and take appropriate action. We have been subject to certain requests for information and investigations in the past and could be subject to such requests for information and investigations in the future. Additionally, we are subject to federal and state requirements for protection of the environment, including those for disposal of hazardous waste and remediation of contaminated sites. As a result, we are required to participate in certain government investigations regarding environmental remediation actions.

In 2005, a lawsuit was filed against Spirit, Onex, and Boeing alleging age discrimination in the hiring of employees by Spirit when Boeing sold its Wichita commercial division to Onex. The complaint was filed in U.S. District Court in Wichita, Kansas and seeks class-action status, an unspecified amount of compensatory damages and more than $1.5 billion in punitive damages. The Asset Purchase Agreement requires Spirit to indemnify Boeing for damages resulting from the employment decisions that were made by us with respect to former employees of the commercial aerostructures manufacturing operations at Boeing (“Boeing Wichita”) which relate or allegedly relate to the involvement of, or consultation with, employees of Boeing in such employment decisions. The Company intends to vigorously defend itself in this matter. Management believes the resolution of this matter will not materially affect the Company’s financial position, results of operations or liquidity.

In December 2005, a federal grand jury sitting in Topeka, Kansas issued subpoenas regarding the vapor degreasing equipment at our Wichita, Kansas facility. The government’s investigation appeared to focus on whether the degreasers were operating within permit parameters and whether chemical wastes from the degreasers were

Spirit AeroSystems Holdings, Inc.

Notes to the Consolidated Financial Statements — (Continued)
($ in millions other than per share amounts)

disposed of properly. The subpoenas covered a time period both before and after our purchase of the Wichita, Kansas facility. Subpoenas were issued to Boeing, Spirit and individuals who were employed by Boeing prior to the Boeing Acquisition, but are now employed by us. We responded to the subpoena and provided additional information to the government as requested. On March 25, 2008, the U.S. Attorney’s Office informed the Company that it was closing its criminal file on the investigation. A civil investigation into this matter is ongoing. Management believes the resolution of this matter will not materially affect the Company’s financial position, results of operations or liquidity.

On March 7, 2008, Aircelle filed an Opposition against one of Spirit’s recently-issued European Patent Office (EPO) patents. Spirit’s response to the Opposition is due by approximately March 1, 2009.

On February 16, 2007, an action entitled Harkness et al. v. The Boeing Company et al. was filed in the U.S. District Court for the District of Kansas. The defendants were served in early April 2007. The defendants include Spirit AeroSystems Holdings, Inc., Spirit AeroSystems, Inc., the Spirit AeroSystems Holdings Inc. Retirement Plan for the International Brotherhood of Electrical Workers (IBEW), Wichita Engineering Unit (SPEEA WEU) and Wichita Technical Professional Unit (SPEEA WTPU) Employees, and the Spirit AeroSystems Retirement Plan for International Association of Machinists and Aerospace Workers (IAM) Employees, along with The Boeing Company and Boeing retirement and health plan entities. The named plaintiffs are twelve former Boeing employees, eight of whom were or are employees of Spirit. The plaintiffs assert several claims under ERISA and general contract law and brought the case as a class action on behalf of similarly situated individuals. The putative class consists of approximately 2,500 current or former employees of Spirit. The parties agreed to class certification and are currently in the discovery process. The sub-class members who have asserted claims against the Spirit entities are those individuals who, as of June 2005, were employed by Boeing in Wichita, Kansas, were participants in the Boeing pension plan, had at least 10 years of vesting service in the Boeing plan, were in jobs represented by a union, were between the ages of 49 and 55, and who went to work for Spirit on or about June 17, 2005. Although there are many claims in the suit, the plaintiffs’ claims against the Spirit entities, asserted under various theories, are (1) that the Spirit plans wrongfully failed to determine that certain plaintiffs are entitled to early retirement “bridging rights” to pension and retiree medical benefits that were allegedly triggered by their separation from employment by Boeing and (2) that the plaintiffs’ pension benefits were unlawfully transferred from Boeing to Spirit in that their claimed early retirement “bridging rights” are not being afforded these individuals as a result of their separation from Boeing, thereby decreasing their benefits. The plaintiffs seek a declaration that they are entitled to the early retirement pension benefits and retiree medical benefits, an injunction ordering that the defendants provide the benefits, damages pursuant to breach of contract claims and attorney fees. Management believes the resolution of this matter will not materially affect the Company’s financial position, results of operations or liquidity.

On July 21, 2005, the International Union, Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”) filed a grievance against Boeing on behalf of certain former Boeing employees in Tulsa and McAlester, Oklahoma, regarding issues that parallel those asserted in Harkness et al. v. The Boeing Company et al. Boeing denied the grievance, and the UAW subsequently filed suit to compel arbitration, which the parties eventually agreed to pursue. The arbitration was conducted in January 2008. In April 2008, the arbitrator issued an opinion and award in favor of the UAW. The arbitrator directed Boeing to reinstate the seniority of the employees and “afford them the benefits appurtenant thereto.” In January 2009, following subsequent arbitration proceedings regarding remedies, a Boeing representative notified Spirit that Boeing will seek indemnification from Spirit for any indemnifiable damages that arise out of the arbitrator’s remedies decision, pursuant to the terms of the Asset Purchase Agreement between Boeing and Spirit’s corporate predecessor, Mid-Western Aircraft Systems, Inc. Spirit has requested additional information from Boeing regarding any purported basis for indemnification under the Asset Purchase Agreement. Management believes the resolution of this matter will not materially affect the Company’s financial position, results of operations or liquidity.

Spirit AeroSystems Holdings, Inc.

Notes to the Consolidated Financial Statements — (Continued)
($ in millions other than per share amounts)

Commitments

The Company leases equipment and facilities under various non-cancelable capital and operating leases. The capital leasing arrangements extend through 2009. Minimum future lease payments under these leases at December 31, 2008 are as follows:

		Capital
		Present
	Operating	Value	Interest	Total

2009	$9.8	$1.2	$—	$1.2
2010	$8.4	$—	$—	$—
2011	$6.7	$—	$—	$—
2012	$5.5	$—	$—	$—
2013	$4.7	$—	$—	$—
2014 and thereafter	$11.9	$—	$—	$—

Spirit’s aggregate capital commitments totaled $156.6 and $120.9 at December 31, 2008 and December 31, 2007, respectively.

The Company paid $0.2 and $1.3 in interest expense related to the capital leases for the periods ending December 31, 2008 and December 31, 2007, respectively.

Service and Product Warranties and Extraordinary Rework

The Company provides service and warranty policies on its products. Liability under service and warranty policies is based upon specific claims and a review of historical warranty and service claim experience. Adjustments are made to accruals as claim data and historical experience change. In addition, the Company incurs discretionary costs to service its products in connection with product performance or quality issues. The service warranty/extraordinary rework reserve was $6.5 and $9.9 at December 31, 2008 and December 31, 2007, respectively.

Guarantees

Contingent liabilities in the form of letters of credit, letters of guarantee and performance bonds have been provided by the Company. These letters of credit reduce the amount of borrowings available under the revolving credit facility. As of December 31, 2008 and December 31, 2007, $14.0 and $12.4 was outstanding in respect of these guarantees, respectively.

Indemnification

The Company has entered into indemnification agreements with each of its directors, and some of its executive employment agreements include indemnification provisions. Under those agreements, the Company agrees to indemnify each of these individuals against claims arising out of events or occurrences related to that individual’s service as the Company’s agent or the agent of any of its subsidiaries to the fullest extent legally permitted.

Bonds

Spirit utilized City of Wichita issued Industrial Revenue Bonds (“IRBs”) to finance self constructed and purchased real and personal property at the Wichita site. Tax benefits associated with IRBs include provisions for a ten-year complete property tax abatement and a Kansas Department of Revenue sales tax exemption on all IRB funded purchases. Spirit and the Predecessor purchased these IRBs so they are bondholders and debtor/lessee for the property purchased with the IRB proceeds.

Spirit recorded the property on its Consolidated Balance Sheet in accordance with FASB Interpretation No. 39, along with a capital lease obligation to repay the IRB proceeds. Therefore, Spirit and the Predecessor have exercised their right to offset the amounts invested and obligations for these bonds on a consolidated basis. At December 31, 2008 and 2007, the assets and liabilities associated with these IRBs were $273.1 and $311.3, respectively. In

Spirit AeroSystems Holdings, Inc.

Notes to the Consolidated Financial Statements — (Continued)
($ in millions other than per share amounts)

connection with tooling sales to Boeing, Spirit redeemed $31.9 of IRBs issued in 2006 and cancelled $36.3 of IRBs in 2006.

Spirit utilized $80.0 in Kansas Development Finance Authority (“KDFA”) issued bonds to receive a rebate of payroll taxes from the Kansas Department of Revenue to KDFA bondholders. Concurrently, a Spirit subsidiary issued an intercompany note with identical principal, terms, and conditions to the KDFA bonds. In accordance with FASB Interpretation No. 39, the principal and interest payments on these bonds offset in the consolidated financial statements.

19.	Significant Concentrations of Risk

Economic Dependence

The Company has one major customer (Boeing) that accounted for approximately 85%, 87%, and more than 90% of the revenues for the periods ending December 31, 2008, December 31, 2007, and December 31, 2006, respectively. Approximately 45%, 65%, and 67% of the Company’s accounts receivable balance at December 31, 2008, December 31, 2007, and December 31, 2006, respectively, was attributable to Boeing.

20.	Supplemental Balance Sheet Information

Accrued expenses and other liabilities consist of the following:

	December 31,	December 31,
	2008	2007

Accrued expenses
Accrued wages and bonuses	$20.5	$20.2
Accrued fringe benefits	89.9	104.0
Accrued interest	7.6	8.4
Workers’ compensation	5.0	10.2
Property and sales tax	5.0	4.6
Other	16.3	16.5

Total	$144.3	$163.9

Other liabilities
Federal income taxes-long-term	$28.2	$26.7
Warranty reserve	6.5	9.9
Other	32.8	13.0

Total	$67.5	$49.6

21.	Segment Information

The Company operates in three principal segments: Fuselage Systems, Propulsion Systems and Wing Systems. Essentially all revenues in the three principal segments are with Boeing, with the exception of Wing Systems, which includes revenues from Airbus and other customers. Approximately 96% of the Company’s net revenues for the twelve months ended December 31, 2008 came from our two largest customers, Boeing and Airbus. All other activities fall within the All Other segment, principally made up of sundry sales of miscellaneous services, tooling contracts, and sales of natural gas through a tenancy-in-common with other Wichita companies. The Company’s primary profitability measure to review a segment’s operating performance is segment operating income before unallocated corporate selling, general and administrative expenses and unallocated research and development. Unallocated corporate selling, general and administrative expenses include centralized functions such as accounting, treasury and human resources that are not specifically related to our operating segments and are not allocated in measuring the operating segments’ profitability and performance and operating margins.

Spirit AeroSystems Holdings, Inc.

Notes to the Consolidated Financial Statements — (Continued)
($ in millions other than per share amounts)

The Company’s Fuselage Systems segment includes development, production and marketing of forward, mid and rear fuselage sections and systems, primarily to aircraft OEMs (OEM refers to aircraft original equipment manufacturer), as well as related spares and maintenance, repairs and overhaul, or MRO services.

The Company’s Propulsion Systems segment includes development, production and marketing of struts/pylons, nacelles (including thrust reversers) and related engine structural components primarily to aircraft or engine OEMs, as well as related spares and MRO services.

The Company’s Wing Systems segment includes development, production and marketing of wings and wing components (including flight control surfaces) as well as other miscellaneous structural parts primarily to aircraft OEMs, as well as related spares and MRO services. These activities take place at the Company’s facilities in Tulsa and McAlester, Oklahoma and Prestwick, Scotland.

The Company’s segments are consistent with the organization and responsibilities of management reporting to the chief operating decision-maker for the purpose of assessing performance. The Company’s definition of segment operating income differs from operating income as presented in its primary financial statements and a reconciliation of the segment and consolidated results is provided in the table set forth below. Most selling, general and administrative expenses, and all interest expense or income, related financing costs and income tax amounts, are not allocated to the operating segments.

While some working capital accounts are maintained on a segment basis, much of the Company’s assets are not managed or maintained on a segment basis. Property, plant and equipment, including tooling, is used in the design and production of products for each of the segments and, therefore, is not allocated to any individual segment. In addition, cash, prepaid expenses, other assets and deferred taxes are managed and maintained on a consolidated basis and generally do not pertain to any particular segment. Raw materials and certain component parts are used in the production of aerostructures across all segments. Work-in-process inventory is identifiable by segment, but is managed and evaluated at the program level. As there is no segmentation of the Company’s productive assets, depreciation expense (included in fixed manufacturing costs and selling, general and administrative expenses) and capital expenditures, no allocation of these amounts has been made solely for purposes of segment disclosure requirements.

Spirit AeroSystems Holdings, Inc.

Notes to the Consolidated Financial Statements — (Continued)
($ in millions other than per share amounts)

The following table shows segment information:

	For the	For the	For the
	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2008	2007	2006

Segment Revenues
Fuselage Systems	$1,758.4	$1,790.7	$1,570.0
Propulsion Systems	1,031.7	1,063.6	887.7
Wing Systems(2)	955.6	985.5	720.3
All Other	26.1	21.0	29.7

	$3,771.8	$3,860.8	$3,207.7

Segment Operating Income(1)
Fuselage Systems	$287.6	$317.6	$112.5
Propulsion Systems	162.2	174.2	33.7
Wing Systems(2)	99.7	111.3	11.8
All Other	0.3	2.5	4.3

	549.8	605.6	162.3
Unallocated corporate SG&A(3)	(141.7)	(181.6)	(216.5)
Unallocated research and development	(2.4)	(4.8)	(2.1)

Total operating income (loss)	$405.7	$419.2	$(56.3)

(1)	The fiscal year 2006 operating income for Fuselage Systems, Propulsion Systems, Wing Systems, and All Other include Union Equity Plan (UEP) charges of $172.9, $103.1, $44.9, and $1.0, respectively.

(2)	Wing Systems includes Spirit Europe, which was acquired on April 1, 2006.

(3)	Unallocated corporate SG&A for 2007 includes $7.0 of non-cash stock compensation expense related to the secondary offering that occurred in May 2007, $10.3 of non-recurring transition costs, and expenses of $4.9 associated with the potential acquisition of Airbus’ manufacturing sites in Europe. Included in 2006 unallocated corporate SG&A expenses are fourth quarter charges of $4.0 related to the termination of the intercompany agreement with Onex and $4.3 related to the Executive Incentive Plan. Both of these charges relate to the Company’s IPO.

Although most of the Company’s revenues are obtained from sales inside the U.S., we generated $465.4, $428.5, and $254.1 in sales to international customers for the twelve months ended December 31, 2008, December 31, 2007, and December 31, 2006, respectively, primarily to Airbus. Revenues for the twelve months ended December 31, 2006, include nine months of revenues following our acquisition of BAE Aerostructures. The following chart illustrates the split between domestic and foreign sales:

	Year Ended		Year Ended		Year Ended
	December 31, 2008		December 31, 2007		December 31, 2006
		Percent of		Percent of		Percent of
		Total		Total		Total
Revenue Source	Net Sales	Net Sales	Net Sales	Net Sales	Net Sales (1)	Net Sales

United States	$3,306.4	88%	$3,432.3	89%	$2,953.6	92%
International
United Kingdom	413.3	11	402.2	10	254.0	8
Other	52.1	1	26.3	1	0.1	—

Total International	465.4	12	428.5	11	254.1	8

Total Revenues	$3,771.8	100%	$3,860.8	100%	$3,207.7	100%

Spirit AeroSystems Holdings, Inc.

Notes to the Consolidated Financial Statements — (Continued)
($ in millions other than per share amounts)

(1)	All 2006 sales in the United Kingdom occurred during the period from April 1, 2006 through December 31, 2006, following the acquisition of Spirit Europe.

The international revenue is included primarily in the Wing Systems segment. All other segment revenues are from U.S. sales. Approximately 7% of our total assets based on book value are located in the United Kingdom as part of Spirit Europe with approximately 1% of the remaining assets located in countries outside the United States.

22.	Quarterly Financial Data (Unaudited)

	Quarter Ended
	December 31,	September 25,	June 26,	March 27,
2008	2008 (1)	2008 (2)	2008	2008

Revenues	$646.1	$1,027.2	$1,062.1	$1,036.4
Operating income	$28.2	$111.2	$136.1	$130.2
Net income	$19.8	$74.0	$86.4	$85.2
Earnings per share, basic	$0.14	$0.54	$0.63	$0.62
Earnings per share, diluted	$0.14	$0.53	$0.62	$0.61

	Quarter Ended
	December 31,	September 27,	June 28,	March 29,
2007	2007	2007	2007	2007

Revenues	$980.4	$967.5	$958.8	$954.1
Operating income	$106.7	$106.6	$102.1	$103.8
Net income	$75.5	$83.6	$68.0	$69.8
Earnings per share, basic	$0.55	$0.61	$0.50	$0.54
Earnings per share, diluted	$0.54	$0.60	$0.49	$0.50

(1)	The fourth quarter 2008 impact of the Strike resulted in a revenue reduction of $450.7. Spirit also updated its contract profitability estimates during the fourth quarter of 2008, resulting in a $27.1 unfavorable cumulative catch-up adjustment.

(2)	The reduced production rates during the strike reduced Spirit’s revenue by an estimated $53.2 for the third quarter of 2008. The Company recorded a negative cumulative catch-up adjustment of approximately $18.0 related to the strike during the third quarter of 2008.

23. Condensed Consolidating Financial Information
On September 30, 2009, Spirit completed an offering of $300.0 million aggregate principal amount of its 7 1/2% Senior Notes due 2017 (the “Original Notes”). The Original Notes were sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States only to non-U.S. persons in accordance with Regulation S promulgated under the Securities Act. In connection with the sale of the Original Notes, the Company entered into a Registration Rights Agreement with the initial purchasers of the Original Notes party thereto, pursuant to which the Company, Spirit and the Subsidiary Guarantors (as defined below) agreed to file a registration statement with respect to an offer to exchange the Original Notes for a new issue of substantially identical notes registered under the Securities Act (the “Exchange Notes”, and together with the Original Notes, the “Notes”). The Notes are fully and unconditionally guaranteed on a joint and several senior unsecured basis by the Company and its wholly-owned domestic subsidiaries (the “Subsidiary Guarantors”).
The following condensed consolidating financial information, which has been prepared in accordance with the requirements for presentation of Rule 3-10(d) of Regulation S-X promulgated under the Securities Act, presents the condensed consolidating financial information separately for:
(i)	Spirit, as the subsidiary issuer of the Notes;

(ii)	The Subsidiary Guarantors, on a combined basis, which are guarantors of the Notes;

(iii)	The Company’s other subsidiaries, on a combined basis, which are not guarantors of the Notes (the “Subsidiary Non-Guarantors”);

(iv)	Consolidating entries and eliminations representing adjustments to (a) eliminate intercompany transactions between or among the Company, the Subsidiary Guarantors and the Subsidiary Non-Guarantors, (b) eliminate the investments in the Company’s subsidiaries and (c) record consolidating entries; and

(v)	The Company and its subsidiaries on a consolidated basis.
The Company, which is a guarantor of the Notes, is excluded from the tables below as it has no assets or operations independent from its subsidiaries.

Spirit AeroSystems Holdings, Inc.
Condensed Consolidating Balance Sheet
December 31, 2008

		Guarantor	Non-Guarantor	Consolidating
	Spirit	Subsidiaries	Subsidiaries	Adjustments	Total
Current assets
Cash and cash equivalents	$178.9	$—	$37.6	$—	$216.5
Accounts receivable, net	97.6	—	73.0	(21.3)	149.3
Current portion of long-term receivable	108.9	—	—	—	108.9
Inventory, net	1,810.5	—	71.5	—	1,882.0
Income tax receivable — current	3.8	—	—	—	3.8
Deferred tax asset — current	58.2	—	3.9	—	62.1
Investment in subsidiaries	74.9	—	—	(74.9)	—
Other current assets	9.6	—	1.1	—	10.7

Total current assets	2,342.4	—	187.1	(96.2)	2,433.3
Property, plant and equipment, net	949.1	14.5	104.7	—	1,068.3
Pension assets	60.1	—	—	—	60.1
Deferred tax asset — non-current	145.9	—	0.1	—	146.0
Other assets	177.0	80.0	25.6	(230.0)	52.6

Total assets	$3,674.5	$94.5	$317.5	$(326.2)	$3,760.3

Current liabilities
Accounts payable	$254.5	$0.7	$74.2	$(12.5)	$316.9
Accrued expenses	151.3	0.1	10.4	—	161.8
Current portion of long-term debt	7.1	—	8.3	(8.3)	7.1
Advance payments, short-term	138.9	—	—	—	138.9
Deferred revenue, short-term	80.3	—	30.2	—	110.5
Other current liabilities	4.0	—	4.1	—	8.1

Total current liabilities	636.1	0.8	127.2	(20.8)	743.3
Long-term debt	652.0	80.0	78.9	(230.0)	580.9
Advance payments, long-term	923.5	—	—	—	923.5
Deferred revenue and other deferred credits	58.6	—	—	—	58.6
Pension/OPEB obligation	45.2	—	2.1	—	47.3
Deferred grant income liability	—	8.0	30.8	—	38.8
Other liabilities	57.8	—	12.6	—	70.4
Shareholders’ equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued and outstanding	—	—	—	—	—
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 103,209,446 shares issued and outstanding	1.0	—	—	—	1.0
Common stock, Class B par value $0.01, 150,000,000 shares authorized, 36,679,760 shares issued and outstanding	0.4	—	—	—	0.4
Additional paid-in capital	939.7	5.8	69.1	(74.9)	939.7
Noncontrolling interest	—	—	0.5	—	0.5
Accumulated other comprehensive (loss)	(111.6)	—	(22.6)	—	(134.2)
Retained earnings	471.8	(0.1)	18.9	(0.5)	490.1

Total shareholders’ equity	1,301.3	5.7	65.9	(75.4)	1,297.5

Total liabilities and shareholders’ equity	$3,674.5	$94.5	$317.5	$(326.2)	$3,760.3

Spirit AeroSystems Holdings, Inc.
Condensed Consolidating Balance Sheet
December 31, 2007

		Guarantor	Non-Guarantor	Consolidating
	Spirit	Subsidiaries	Subsidiaries	Adjustments	Total
Current assets
Cash and cash equivalents	$110.6	$—	$22.8	$—	$133.4
Accounts receivable, net	124.3	—	66.5	(30.9)	159.9
Current portion of long-term receivable	109.5	—	—	—	109.5
Inventory, net	1,252.7	—	90.0	(0.1)	1,342.6
Income tax receivable — current	9.6	—	—	—	9.6
Deferred tax asset — current	45.2	—	22.1	—	67.3
Other current assets	13.9	—	6.6	—	20.5

Total current assets	1,665.8	—	208.0	(31.0)	1,842.8
Property, plant and equipment, net	870.6	—	93.2	—	963.8
Pension assets	318.7	—	—	—	318.7
Deferred tax asset — non-current	30.5	—	—	—	30.5
Investment in subsidiaries	69.1	—	—	(69.1)	—
Other assets	295.2	80.0	39.3	(230.4)	184.1

Total assets	$3,249.9	$80.0	$340.5	$(330.5)	$3,339.9

Current liabilities
Accounts payable	$304.4	$—	$70.1	$(11.9)	$362.6
Accrued expenses	165.9	—	16.7	—	182.6
Current portion of long-term debt	16.0	—	19.0	(19.0)	16.0
Advance payments, short-term	67.6	—	—	—	67.6
Deferred revenue, short-term	34.1	—	8.2	—	42.3
Other current liabilities	—	—	3.9	—	3.9

Total current liabilities	588.0	—	117.9	(30.9)	675.0
Long-term debt	659.0	80.0	70.0	(230.0)	579.0
Advance payments, long-term	653.4	—	—	—	653.4
Deferred revenue and other deferred credits	49.6	—	—	—	49.6
Pension/OPEB obligation	34.4	—	8.6	—	43.0
Deferred grant income liability	—	—	—	—	—
Other liabilities	37.1	—	35.7	—	72.8
Shareholders’ equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued and outstanding	—	—	—	—	—
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 102,693,058 shares issued and outstanding	1.0	—	—	—	1.0
Common stock, Class B par value $0.01, 150,000,000 shares authorized, 36,826,434 shares issued and outstanding	0.4	—	—	—	0.4
Additional paid-in capital	924.6	—	69.5	(69.5)	924.6
Noncontrolling interest	—	—	0.5	—	0.5
Accumulated other comprehensive income	91.5	—	26.2	—	117.7
Retained earnings	210.9	—	12.1	(0.1)	222.9

Total shareholders’ equity	1,228.4	—	108.3	(69.6)	1,267.1

Total liabilities and shareholders’ equity	$3,249.9	$80.0	$340.5	$(330.5)	$3,339.9

Spirit AeroSystems Holdings, Inc.
Condensed Consolidating Statement of Operations
For the Year Ended December 31, 2008

		Guarantor	Non-Guarantor	Consolidating
	Spirit	Subsidiaries	Subsidiaries	Adjustments	Total
Net Revenues	$3,248.2	$—	$527.2	$(3.6)	$3,771.8
Operating costs and expenses
Cost of sales	2,683.5	—	482.8	(3.1)	3,163.2
Selling, general and administrative	132.9	0.1	21.6	(0.1)	154.5
Research and development	45.6	—	2.8	—	48.4

Total operating costs and expenses	2,862.0	0.1	507.2	(3.2)	3,366.1
Operating income (loss)	386.2	(0.1)	20.0	(0.4)	405.7
Interest expense and financing fee amortization	(39.0)	—	(5.8)	5.6	(39.2)
Interest income	23.9	—	0.3	(5.6)	18.6
Other income, net	3.6	—	(4.8)	—	(1.2)

Income (loss) before income taxes	374.7	(0.1)	9.7	(0.4)	383.9
Income tax provision	(115.6)	—	(2.9)	—	(118.5)

Net income (loss)	$259.1	$(0.1)	$6.8	$(0.4)	$265.4

Spirit AeroSystems Holdings, Inc.
Condensed Consolidating Statement of Operations
For the Year Ended December 31, 2007

		Guarantor	Non-Guarantor	Consolidating
	Spirit	Subsidiaries	Subsidiaries	Adjustments	Total
Net Revenues	$3,346.2	$—	$515.3	$(0.7)	$3,860.8
Operating costs and expenses
Cost of sales	2,729.6	—	468.2	(0.6)	3,197.2
Selling, general and administrative	168.5	—	23.6	—	192.1
Research and development	49.3	—	3.0	—	52.3

Total operating costs and expenses	2,947.4	—	494.8	(0.6)	3,441.6
Operating income	398.8	—	20.5	(0.1)	419.2
Interest expense and financing fee amortization	(36.9)	—	(7.4)	7.5	(36.8)
Interest income	36.1	—	0.4	(7.5)	29.0
Other income, net	5.8	—	2.6	—	8.4

Income before income taxes	403.8	—	16.1	(0.1)	419.8
Income tax provision	(117.8)	—	(5.1)	—	(122.9)

Net income	$286.0	$—	$11.0	$(0.1)	$296.9

Spirit AeroSystems Holdings, Inc.
Condensed Consolidating Statement of Operations
For the Year Ended December 31, 2006

		Guarantor	Non-Guarantor	Consolidating
	Spirit	Subsidiaries	Subsidiaries	Adjustments	Total
Net Revenues	$2,877.2	$—	$330.5	$—	$3,207.7
Operating costs and expenses
Cost of sales	2,631.7	—	302.6	—	2,934.3
Selling, general and administrative	208.3	—	16.7	—	225.0
Research and development	100.4	—	4.3	—	104.7

Total operating costs and expenses	2,940.4	—	323.6	—	3,264.0
Operating income (loss)	(63.2)	—	6.9	—	(56.3)
Interest expense and financing fee amortization	(49.4)	—	(5.7)	5.0	(50.1)
Interest income	33.5	—	0.5	(5.0)	29.0
Other income, net	5.9	—	—	—	5.9

Income (loss) before income taxes	(73.2)	—	1.7	—	(71.5)
Income tax benefit/(provision)	88.9	—	(0.6)		88.3

Net income	$15.7	$—	$1.1	$—	$16.8

Spirit AeroSystems Holdings, Inc.
Condensed Consolidating Statement of Cash Flows
For the Year Ended December 31, 2008

		Guarantor	Non-Guarantor	Consolidating
	Spirit	Subsidiaries	Subsidiaries	Adjustments	Total
Operating activities
Net cash provided by operating activities	$171.3	$0.7	$38.7	$—	$210.7

Investing Activities
Purchase of property, plant and equipment	(213.2)	(6.5)	(16.1)	—	(235.8)
Proceeds from the sale of assets	1.9	—	—	—	1.9
Long-term receivable	116.1	—	—	—	116.1
Investment in subsidiary	(5.8)	—	—	5.8	—
Financial derivatives	—	—	1.5	—	1.5
Investment in joint venture	(3.7)	—	0.1	—	(3.6)
Other	—	—	0.1	—	0.1

Net cash (used in) investing activities	(104.7)	(6.5)	(14.4)	5.8	(119.8)

Financing Activities
Proceeds from revolving credit facility	175.0	—	—	—	175.0
Payments on revolving credit facility	(175.0)	—	—	—	(175.0)
Proceeds from issuance of debt	—	—	10.3	—	10.3
Proceeds from governmental grants	13.7		2.2	—	15.9
Principal payments of debt	(15.9)	—	—	—	(15.9)
Collection on (repayments of) intercompany debt	10.7	—	(10.7)		—
Proceeds from parent company contribution	—	5.8	—	(5.8)	—
Debt issuance and financing costs	(6.8)	—	—	—	(6.8)

Net cash provided by (used in) financing activities	1.7	5.8	1.8	(5.8)	3.5

Effect of exchange rate changes on cash and cash equivalents	—	—	(11.3)	—	(11.3)

Net increase in cash and cash equivalents for the period	68.3	—	14.8	—	83.1
Cash and cash equivalents, beginning of period	110.6	—	22.8	—	133.4

Cash and cash equivalents, end of period	$178.9	$—	$37.6	$—	$216.5

Spirit AeroSystems Holdings, Inc.
Condensed Consolidating Statement of Cash Flows
For the Year Ended December 31, 2007

		Guarantor	Non-Guarantor	Consolidating
	Spirit	Subsidiaries	Subsidiaries	Adjustments	Total
Operating activities
Net cash provided by operating activities	$166.7	$—	$13.0	$0.4	$180.1

Investing Activities
Purchase of property, plant and equipment	(287.6)	—	(0.6)	—	(288.2)
Proceeds from the sale of assets	0.3	—	—	—	0.3
Long-term receivable	45.5	—	—	—	45.5
Other	—	—	3.3	—	3.3

Net cash provided by (used in) investing activities	(241.8)	—	2.7	—	(239.1)

Financing Activities
Principal payments of debt	(24.7)	—	—	—	(24.7)
Collection on (repayments of) intercompany debt	11.0	—	(11.0)	—	—
Excess tax benefit from share-based payment arrangements	34.0	—	0.4	(0.4)	34.0
Executive stock investments/(repurchase)	(1.0)	—	—	—	(1.0)

Net cash provided by (used in) financing activities	19.3	—	(10.6)	(0.4)	8.3
Effect of exchange rate changes on cash and cash equivalents	—	—	(0.2)	—	(0.2)

Net increase (decrease) in cash and cash equivalents for the period	(55.8)	—	4.9	—	(50.9)
Cash and cash equivalents, beginning of period	166.4	—	17.9		184.3

Cash and cash equivalents, end of period	$110.6	$—	$22.8	$—	$133.4

Spirit AeroSystems Holdings, Inc.
Condensed Consolidating Statement of Cash Flows
For the Year Ended December 31, 2006

		Guarantor	Non-Guarantor	Consolidating
	Spirit	Subsidiaries	Subsidiaries	Adjustments	Total
Operating activities
Net cash provided by (used in) operating activities	$289.9	$—	$(16.3)	$—	$273.6

Investing Activities
Purchase of property, plant and equipment	(339.4)	—	(3.8)	—	(343.2)
Acquisition of business, net of cash acquired	—	—	(145.4)	—	(145.4)
Investment in subsidiary	(169.1)	—	—	169.1	—
Other	10.3	—	4.7	—	15.0

Net cash (used in) investing activities	(498.2)	—	(144.5)	169.1	(473.6)

Financing Activities
Proceeds from revolving credit facility	85.0	—	—	—	85.0
Payments on revolving credit facility	(85.0)	—	—	—	(85.0)
Principal payments of debt	(124.0)	—	—	—	(124.0)
Increase in intercompany debt	—		100.0	(100.0)	—
Proceeds from equity issuance	249.3	—	—	—	249.3
Proceeds from parent company contributions	—	—	69.1	(69.1)	—
Debt issuance and financing costs	(0.8)	—	—	—	(0.8)
Excess tax benefit from share-based payment arrangements	15.3	—	—		15.3
Executive stock investments/(repurchase)	1.1	—	—	—	1.1

Net cash provided by financing activities	140.9	—	169.1	(169.1)	140.9
Effect of exchange rate changes on cash and cash equivalents	—	—	2.1	—	2.1

Net increase (decrease) in cash and cash equivalents for the period	(67.4)	—	10.4	—	(57.0)
Cash and cash equivalents, beginning of period	233.9	—	7.4	—	241.3

Cash and cash equivalents, end of period	$166.5	$—	$17.8	$—	$184.3